SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.3

THIS OPTION AGREEMENT (the “Agreement”) is made and entered into as of March 16, 2016 (the “Effective Date”), by and among, CRISPR Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland and registered under the registration number CHE-494.642.722 (“CRISPR”), and Bayer HealthCare LLC, a limited liability company incorporated under the laws of Delaware (“Bayer”) and VIVR, LLP ,a limited liability partnership incorporated under the laws of England and Wales (“Company”). Bayer and CRISPR, collectively, are the “Optionees” and each, individually, is an “Optionee”. Terms not otherwise defined herein shall have the meaning set forth in that certain Joint Venture Agreement, dated as of December 19, 2015 (as amended, restated, or otherwise modified from time to time, the “JV Agreement”).

WHEREAS, CRISPR and Bayer are parties to the JV Agreement; and

WHEREAS, the Company desires to provide for an option to each Optionee with respect to Licensed Products developed under the JV Agreement.

NOW THEREFORE, the Optionees and the Company agree as follows:

ARTICLE 1 DEFINITIONS

The following terms shall have the following meanings:

1.1 “Affiliate” or “Affiliates” means, with respect to any entity, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity; and for the purposes of this definition, “control” (and the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the purposes of this Agreement, (i) no Party or any of its Affiliates shall be considered an Affiliate of any other Party or any of its Affiliates or of the Company or any of its Affiliates, and neither the Company nor any of its Affiliates shall be considered an Affiliate of any Party or any of its Affiliates, simply by virtue of this Agreement or the relationships created hereby or by the Company Organization Documents or any Local Operating Agreement, and (ii) no Person shall be considered an Affiliate of a Party solely as a result of their right to designate a member of such Party’s board of directors.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.2 “Approval Application” means, with respect to a Licensed Product in a particular jurisdiction, an application for approval, license, registration or authorization necessary for the Commercialization of such Licensed Product in such jurisdiction, including, with respect to the United States, an application for approval for such Licensed Product by the FDA, and with respect to the European Union, an application for approval for such Licensed Product by the European Commission.

1.3 “Bayer Field” means any Field under the heading “Bayer Field” on Schedule 3.1 of the JV Agreement.

1.4 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America or Frankfurt-Main, Germany or Leverkusen, Germany are authorized or obligated by applicable law or executive order to close.

1.5 “Change of Control” means, with respect to Party, any of the following events: (a) any Person is or becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all classes of capital stock then outstanding of Party normally entitled to vote in elections of directors; (b) Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Party, other than (i) a merger or consolidation that would result in the voting securities of Party outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of Party or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Party (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of voting securities of Party representing a majority of the combined voting power of Party’s then outstanding securities; or (c) Party conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Affiliate of such Party; provided, that a financing transaction, the primary purpose of which is to raise capital for such Party, shall in no event be considered a Change of Control.

1.6 “Clinical Trial” means a study in humans that is designed to generate data in support of an Approval Application.

1.7 “Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a product, to conduct activities, other than, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval, and to conduct Clinical Trials and post-Marketing Approval studies. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.8 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Person, with respect to any objective, reasonable, diligent and good faith efforts to

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

accomplish such objective. With respect to any Objective relating to the research, Development or Commercialization of a Licensed Agent or Licensed Product, “Commercially Reasonable Efforts” means that level, caliber and quality of efforts and resources reasonably and normally used (as to CRISPR) by biopharmaceutical companies with adequate financing and resources, (as to Company), by biopharmaceutical companies of similar size to Company with adequate financing and resources and (as to Bayer) as Bayer would normally use to accomplish a similar objective under similar circumstances, as to a potential or actual product that is important to such Person’s overall strategy or Objectives, taking into account, without limitation, with respect to each Licensed Agent or Licensed Product, (a) issues of safety, efficacy, product profile, (b) likelihood of receiving Marketing Approval for the applicable Licensed Product, (c) potential to accelerate the development and regulatory timelines for the Licensed Product, (d) regulatory structure involved, (e) Regulatory Authority-approved labeling, (f) market potential of the Licensed Product, (g) potential benefit of the Licensed Product to patients with the relevant indication, (h) competitiveness in the marketplace, (i) proprietary position and (j) other relevant scientific, technical and business factors deemed relevant by the applicable Party. “Commercially Reasonable Efforts” shall be determined on a country-by-country basis and activities that are conducted in one country that have an effect on achieving the relevant Objective in another country shall be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries.

1.9 “Control” means with respect to any Know-How or Patent or other data, information or Materials, possession of the ability by a Party or its Affiliate(s) (whether by sole or joint ownership, license or otherwise, but in all cases not including when such rights are granted or obtained pursuant to the Transaction Documents) to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How or Patent or other data, information or Materials. Notwithstanding anything in the Transaction Documents to the contrary, a Party will be deemed to not Control any Patents or Know-How that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How were developed prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Patents or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology. A Party does not need to amend any existing in-license as of the Effective Date so that such Party “Controls” any IP under such given in-license.

1.10 “Covered Target” means a Target as and for so long as such Target remains the subject of a license or similar grant of rights under the Existing Third Party Agreement. For the avoidance of doubt, Covered Targets shall not be deemed Third-Party Targets or Excluded Covered Targets.

1.11 “Crispr/Cas Technology” means clustered regularly interspaced short palindromic repeats (CRISPR)/CRISPR-associated (Cas) protein system that comprises (a) at least one guide RNA element that is complementary to a Target, wherein said guide RNA element can be a guide RNA or a polynucleotide(s) encoding such guide RNA, and (b) a nuclease element, wherein said nuclease element is a Cas nuclease protein.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.12 “CRISPR Field” means any Field under the heading “CRISPR Field” on Schedule 3.1 of the JV Agreement.

1.13 “Develop” or “Development” means, with respect to a Licensed Agent, all clinical and non-clinical research and development activities conducted for such Licensed Agent, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.

1.14 “EMA” means the European Medicines Agency and any successor entity thereto.

1.15 “Existing Third Party Agreement” means that certain Strategic Collaboration, Option and License Agreement entered into by and between CRISPR (and certain of its Affiliates) and Vertex Pharmaceuticals, Incorporated (and certain of its Affiliates) dated as of October 26, 2015.

1.16 “European Commission” means the European Commission or any successor entity that is responsible for granting Marketing Approvals authorizing the sale of pharmaceuticals in the European Union.

1.17 “European Union” or “EU” means each and every country or territory that is officially part of the European Union.

1.18 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.19 “Fields” means the CRISPR Fields and the Bayer Fields, provided fields shall not include diagnosis, prevention or treatment of cystic fibrosis.

1.20 “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be eighteen hundred (1,800) hours per year.

1.21 “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

1.22 “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.23 “IFRS” means International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board as amended from time to time.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.24 “IND” means with respect to each Licensed Product in a Field, an Investigational New Drug Application filed with the FDA with respect to such Licensed Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.

1.25 “Intellectual Property” means (i) patents (including utility, design, plant, utility model, reissues, re-examination, and patents of addition), patent applications (filed, unfiled or being prepared), records of invention, (ii) trademarks (registered or unregistered), trademark applications, trade names, copyrights (registered or unregistered), copyright applications, mask works, service marks (registered or unregistered), service mark applications, database rights (registered or unregistered), all together with the goodwill associated with such marks or names, (iii) trade secrets, technology, inventions, know-how, processes and confidential and proprietary information, including any being developed (including but not limited to designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration, anywhere, and all rights to any of the foregoing.

1.26 “Intellectual Property Management Agreement” means that certain Intellectual Property Management Agreement by and among the Company, Bayer, CRISPR and certain of CRISPR’s Affiliates dated as of March 16, 2016.

1.27 “Know-How” means Intellectual Property, data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not patentable; provided that Know-How does not include Patents claiming any of the foregoing.

1.28 “Law” or “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.29 “Licensed Agent” means a product comprising (a) all components of a Crispr/Cas Technology, for Targeting a Target, where such Crispr/Cas Technology, or any portion thereof is discovered by or on behalf of the Company or a Local Operating Entity (solely or jointly with such entities), or is in the Company’s or a Local Operating Entity’s Control, prior to the Effective Date, or during the Technology Term or (b) modified human cells or tissue, or another cell- or tissue-based product, or any other therapeutic product comprising or produced using the Crispr/Cas Technology, in each case produced using the components referred to in clause (a).

1.30 “Licensed Product” means any Product that (i) has been licensed by a Party following opt-in or (ii) licensed to a Third Party. All Products comprising the same Licensed Agent(s) (and no additional Licensed Agents) will be considered the same Licensed Product under this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.31 “Local Operating Agreement” means, as applicable, any agreement governing the formation and operation of any Local Operating Entity formed pursuant to Section 3.3 of the JV Agreement.

1.32 “Local Operating Entity” means any local operating entity formed by the Company pursuant to Section 3.3 of the JV Agreement.

1.33 “Manufacture” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a product.

1.34 “Marketing Approval” means, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Licensed Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Licensed Product by the FDA and with respect to the European Union, approval of an Approval Application for such Licensed Product by the European Commission.

1.35 “Materials” means all biological materials or chemical compounds arising out of a Party’s activities under this Agreement or otherwise provided by a Party for use by the other Party to conduct activities pursuant to this Agreement, including Licensed Agents, Clinical Trial samples, cell lines, assays, viruses and vectors.

1.36 “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IFRS), other than Affiliates or employees of such Party.

1.37 “Party” or “Parties” means, when used in singular, any signatory to the applicable agreement, as the context may require, and when used in plural, all signatories to the applicable agreement, and any permitted successor or assign thereto.

1.38 “Patents” means the rights and interests in and to issued patents and pending patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country, jurisdiction or region (including inventor’s certificates and utility models), including all priority applications, international applications, provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.39 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental body.

1.40 “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.41 “Primary Indication” means, with respect to a Target, the condition or disease that is most closely associated with the diagnosis, prevention or treatment through Targeting such Target as determined by the then-current weight of reliable scientific authority, for example, as reflected in peer-reviewed publications.

1.42 “Product” means any pharmaceutical product, medical therapy, preparation, substance, or formulation comprising or employing, in whole or in part, a Licensed Agent.

1.43 “Registration Filing” means any submission to a Regulatory Authority of any appropriate regulatory application for Regulatory Approval.

1.44 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of Approval Applications, supplements and amendments, pre- and post- approvals, and labeling approvals) of any Regulatory Authority, necessary for the research, Development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product in a regulatory jurisdiction, including Marketing Approval.

1.45 “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals or Price Approvals for pharmaceutical products in such country or countries.

1.46 “Target” means […***…]. The Targets as of the Effective Date are listed on Schedule A of the JV Agreement with an indication of […***…]. Additional Targets may be included after the Effective Date solely by updating Schedule A of the JV Agreement in accordance with Section 7.13 of the JV Agreement.

1.47 “Targeting” means editing, engineering or modulating (including by means of gene knock-out, gene tagging, gene disruption, gene mutation, gene insertion, gene deletion, gene activation, gene silencing or gene knock-in) a Target or an Excluded Target or a Covered Target by means of hybridizing a guide RNA of the Crispr/Cas Technology to such Target or Excluded Target or Covered Target.

1.48 “Technology Term” means from the Effective Date until the Company is no longer Developing Licensed Agents or Licensed Products.

1.49 “Territory” means all the countries of the world.

1.50 “Third Party” means any Person other than Bayer or CRISPR or any Affiliate of either Party.

1.51 “Third-Party Target” means a Target that is the subject of a license or similar grant of rights pursuant to an agreement between CRISPR or one of its Affiliates and a Third-Party;

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

provided, that such Target was licensed in accordance with the procedures set forth in Section 3.7 of the JV Agreement. For the avoidance of doubt, Third-Party Targets include all Excluded Targets.

The following terms shall have the meanings defined in the Section or Schedule indicated. Unless otherwise noted, the indicated Section or Schedule refers to the appropriate Section or Schedule of this Agreement.

Additional Information	Section 2.4(a)
Agreement	First Paragraph
Antitrust Approval	Exhibit C
Antitrust Authority	Exhibit C
Antitrust Condition	Exhibit C
Antitrust Filing	Exhibit C
Antitrust Law	Exhibit C
[…***…]	[…***…]
Bayer	First Paragraph
Buffer Period	Section 2.4(a)
CRISPR	First Paragraph
[…***…]	[…***…]
Company	First Paragraph
Company Organization Documents	Section 3.2(b)(i) of the JV Agreement
Effective Date	First Paragraph
Excluded Covered Targets	Section 3.6(i) of the JV Agreement
Exclusive Field Party	Section 2.5(b)
Excluded Target	Section 3.7 of the JV Agreement
Form License Agreement	Section 2.4(a)
Information	Section 4.1 of the Intellectual Property Management Agreement
Initial Budget	Section 8.11(a) of the JV Agreement
Initial Business Plan	Section 3.2(b)(xii) of the JV Agreement
Interests	Section 3.3 of the JV Agreement
JV Agreement	First Paragraph
[…***…]	[…***…]
Key Results Memo	Section 2.4(a)
Management Board	Section 7.1 of the JV Agreement
Objective	Section 3.1 of the JV Agreement
Offer Terms	Section 2.4(a)
Opt-In Closing	Section 2.5(h)
Opt-In Effective Date	Section 2.6(a)
Opt-In Field	Section 2.6(a)
Opt-In Package	Section 2.4(a)
Opt-In Package Delivery Date	Section 2.4(a)
Opt-In Transaction	Section 2.5(h)
Optionee; Optionees	First Paragraph
Permitted COC Transfer	Section 11.3 of the JV Agreement
Preliminary Offer	Section 2.5(f)
Primary Indication Field	Section 2.5(c)
Qualifying Offer	Section 2.4(a)
Resolution Period	Section 5.1
Revised Offer	Section 2.5(g)
Rolling Budget	Section 8.11(b) of the JV Agreement
Rolling Business Plan	Section 8.11(b) of the JV Agreement
Term	Section 3.1
Transaction Documents	Section 3.2(b) of the JV Agreement
Winning Offer	Section 2.5(g)

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 2

2.1 General. The Company shall and does hereby grant each Optionee the option, as more fully set forth herein, to opt-in to a Licensed Product as more specifically set forth below.

2.2 Development of Products. Unless and until an Optionee or a Third Party effects the closing of a transaction hereunder with respect to a Licensed Product, the Company (and/or Local Operating Entities) shall have the sole right to Develop such Licensed Product in the Fields in the Territory and shall use Commercially Reasonable Efforts to undertake all Development activities with respect to such Licensed Product in the Fields pursuant to the Initial Business Plan, the Initial Budget, the Rolling Business Plan and the Rolling Budget. For clarity, the Company (and/or Local Operating Entities) shall be the lead regulatory party with respect to such Licensed Product in the Fields in the Territory prior to the Opt-In Effective Date with respect to such Licensed Product, and the Company (and/or Local Operating Entities) shall submit and own all Regulatory Approvals and Registration Filings with respect to the Development of Licensed Products in the Fields in the Territory.

2.3 Development Updates. Prior to a termination of this Agreement, the Company shall provide to each Optionee at least […***…] a written high-level summary of all Development activities performed and any results achieved and progress against timelines and budgets. The Parties hereto agree that each such summary shall be deemed Information subject to Article 4.

2.4 Key Results and Opt-In Package.

(a) The Company shall provide to both Optionees a copy of the key results memorandum that the Company delivers to its senior management in connection with any IND submission in an Optionee’s Field (such memorandum, the “Key Results Memo”), the IND submission (including all data, exhibits and related correspondence with the FDA), the letter from the FDA accepting the Company’s IND submission and the other data and information reasonably necessary to evaluate the advisability of, and the preparation of, an offer (such data and information, the “Additional Information” and together with the Key Results Memo, the

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Opt-In Package”) within […***…] after the date that the Company receives the FDA letter notifying it of the FDA’s acceptance of the IND submission (the last day of this period being the “Opt-in Package Delivery Date”). The Company shall endeavor to provide each Optionee with at least […***…] days’ advance written notice of delivery of the Opt-In Package in order to facilitate such Optionee ensuring that it has sufficient resources to undertake a prompt and efficient review of the Opt-In Package when received. In addition, if reasonably requested by either Optionee, appropriate functional Company representatives shall meet with both Optionees’ functional representatives in person or by phone, at times mutually agreed to, to discuss the contents of the Opt-In Package and either Optionee’s request(s) for additional information and data. For purposes of clarity, any notice of estimated timeline for the delivery of the Opt-In Package or exchange of information described in this Section 2.4 will not impact or modify any of the other provisions, including timelines, of this Article. Following the Company’s delivery of the Opt-In Package, either Optionee may request in writing that the Company provide specific additional background information and data (although not including raw data) to further clarify the contents of the Opt-In Package, which information and data, the Company shall promptly make available to both Optionees to the extent that such request(s) are commercially reasonable and to the extent and in such form as such information and data are in the Company’s possession and Control. […***…].

(b) During the […***…]-day period after receipt of the Opt-In Package (the “Buffer Period”), the Optionees shall have the exclusive right to review the Opt-In Package and to submit an offer to opt-in to the Licensed Product described in the Opt-In Package. Each Optionee agrees to only make offers in good faith. In addition to the Opt-In Package, the Company shall provide, at the same time as the Opt-in Package, each Optionee with the Company’s current offer terms (“Offer Terms”) which shall include a license agreement in the form attached hereto as Exhibit A (the “Form License Agreement”). The Offer Terms shall be adopted by the Management Board and revised as determined by approval of the Management Board. The Offer Terms shall include a requirement that offers […***…]. An offer from either Optionee or a Third Party which meets the Offer Terms in all material respects shall be a (“Qualifying Offer”). Each Optionee agrees to cause its designees on the Management Board to consider and evaluate any Third Party offer in good faith and if the Management Board determines in its reasonable discretion that despite such Third Party not satisfying the Offer Terms in all material respects, that such offer may provide the highest value to the Company, such offer shall be deemed a Qualifying Offer for all purposes hereunder. The determination of highest value shall be evaluated upon such factors as the Management Board may, in its discretion, determine.

(c) At any time after the Buffer Period, either Optionee may demand that the Company seek binding Third Party offers with such offers due within […***…] days of the date such Third Party receives the Opt-In Package, the Offer Terms and the Form License Agreement. The Management Board shall determine in its reasonable discretion the timing and process for seeking Third Party offers. For clarity, either Optionee may submit a Qualifying Offer during or after the Buffer Period until Third Party offers are due.

(d) A copy of each Qualifying Offer (including a copy of the offer and all related documents) shall be delivered to the Management Board. The Company shall promptly deliver all Qualifying Offers to each […***…]. The Parties hereto agree that all Qualifying Offers shall be deemed Information subject to Article 4. For clarity, the decision as to whether an offer is a Qualifying Offer shall be made by the entire Management Board in accordance with the Offer Terms.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5 Opt-In Right.

(a) Upon receipt of all Qualifying Offers or on the expiration of the submission time, the Management Board of the Company shall evaluate the Qualifying Offers and determine which provides the highest value to the Company. For the avoidance of doubt, […***…].

(b) If only […***…] has been submitted, the Management Board shall […***…], determine, by approval of all voting members, whether to accept or reject such Qualifying Offer. If the Qualifying Offer is […***…].

(c) If both Optionees have submitted Qualifying Offers (and no Qualifying Offers from Third Parties have been received), then the Management Board may, by approval of all voting members, determine that one of the Qualifying Offers provides the highest value to the Company. If the voting members of the Management Board cannot make such a determination, then the Qualifying Offers shall be submitted to an arbitrator for determination in accordance with the procedures set forth in Exhibit B hereto (“Baseball Arbitration”) which of the Qualifying Offers provides the highest value to the Company […***…].

(d) If both Optionees and at least one Third Party make a Qualifying Offer, all voting members of the Management Board shall be entitled to participate in the evaluation, discussion and voting regarding the determination of which Qualifying Offer provides the highest value to the Company. If the Management Board cannot agree as to which Qualifying Offer provides the highest value to the Company, then […***…] shall determine what Qualifying Offer […***…] believes provides the highest value to the Company and these two Qualifying Offers shall be […***…] to determine which of the Qualifying Offers provides the highest value to the Company. If the Qualifying Offer finally determined to provide the highest value to the Company was the […***…], such Qualifying Offer shall be referred to as the Winning Offer.

(e) If only one Optionee has submitted a Qualifying Offer and at least one Third Party makes a Qualifying Offer, then the Management Board may, by approval of the voting members in accordance with Section 2.5(j) below, determine that one of the Qualifying Offers provides the highest value to the Company. If the voting members of the Management Board cannot make such a determination, then […***…] shall determine what Qualifying Offer […***…] believes provides the highest value to the Company and these […***…]. If the Qualifying Offer finally determined to provide the highest value to the Company is the […***…], such Qualifying Offer shall be referred to as the Winning Offer.

(f) The Qualifying Offer (provided such Qualifying Offer is not a Winning Offer) which provides the highest value to the Company (whether finally determined by the […***…]) is referred to as (the “Preliminary Offer”). The Company shall provide each Optionee with written notice of the Preliminary Offer, the terms thereof and the name of the party submitting such offer. The Optionees agree that the Preliminary Offer shall be deemed Information subject to Article 4.

(g) The […***…] shall have […***…] Business Days after receipt of the Preliminary Offer to provide a new offer consistent with the Offer Terms (the “Revised Offer”). Upon receipt of the Revised Offer, the Management Board shall evaluate such Revised Offer. If

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the Revised Offer is finally determined […***…] to (i) equal or exceed the Preliminary Offer in the event that the Preliminary Offer was submitted by the other Optionee, or (ii) exceed […***…] in the event that the Preliminary Offer was submitted by a Third Party, then such Revised Offer shall be referred to as the Winning Offer. Otherwise, the Preliminary Offer shall be referred to as the Winning Offer. The “Winning Offer” shall be the Qualifying Offer or Revised Offer, as the case may be, which is accepted by the Management Board or […***…] pursuant to the provisions hereof or otherwise deemed to be the Winning Offer as set forth in Section 2.5(b).

(h) The Company shall close the transaction with the party providing the Winning Offer as soon as possible following the satisfaction of the Antitrust Condition (as defined in Exhibit C), if applicable to such transaction. Upon completion of such transaction, the license agreement substantially on the terms as set forth in the Winning Offer entered into between the prevailing Optionee or a Third Party on one side and the Company on the other side shall become effective (an “Opt-In Transaction”) and the party providing such Winning Offer shall have completed an “Opt-In Closing”. At the Opt-In Closing, each Optionee not a party to such transaction shall use reasonable best efforts to assist the Company in completing the applicable Opt-In Transaction. In connection with any Opt-In Transaction, the Company and each Optionee, as applicable, shall comply with the covenants set forth in Exhibit C. If the Antitrust Condition is not satisfied, the Management Board shall determine in its discretion the process for effecting an alternative transaction with respect to the applicable Licensed Product.

(i) Notwithstanding anything herein to the contrary, the Optionees may agree to delay the Opt-In Package Delivery Date until any future date by unanimous written consent.

(j) Notwithstanding anything herein to the contrary, in evaluating Qualifying Offers, all members of the Management Board shall be entitled to participate in the evaluation and discussion regarding the determination of which Qualifying Offer provides the highest value to the Company. If only one Optionee and at least one Third Party have submitted a Qualifying Offer (Section 2.5(e) above), […***…] regarding the Management Board’s determination of which Qualifying Offer provides the highest value to the Company, […***…].

(k) Upon termination of the JV Agreement, the Company shall promptly proceed to prepare an Opt-In Package for each Licensed Product for which the FDA has accepted an IND submission but which is not subject to an Opt-In Transaction yet. Such Opt-In Package(s) shall be delivered to each Optionee (but not to Third Parties). The Optionees shall have the right, but not the obligation, to make an offer during the Buffer Period. […***…] All other provisions of this Agreement shall apply to such offers.

2.6 Effect of Optionee Opt-In Transaction.

(a) Exclusive Rights. In the event that an Optionee successfully effects an Opt-In Closing, such Optionee shall, from and after the date of consummation of the Opt-In Transaction (the “Opt-In Effective Date”), have the exclusive right to Develop, Manufacture and Commercialize Licensed Products for all indications in the Primary Indication Field which was subject to the Opt-In Transaction in the Territory (the “Opt-In Field”), as more fully set forth in the Form License Agreement. If a Third Party successfully effects an Opt-In Closing, such Third

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party shall, from and after the Opt-In Effective Date, have the exclusive right to Develop, Manufacture and Commercialize Licensed Products for which it opts-in for all indications in the Opt-In Field in the Territory. No Optionee shall have the right to Develop, Manufacture, Commercialize or otherwise exploit Licensed Products in any Field during the Term unless and until it successfully effects an Opt-In Closing (unless otherwise agreed by the Optionees in writing).

(b) […***…]

(c) […***…] Upon receipt of a […***…] notice, the Parties shall negotiate in good faith […***…] for such Licensed Product and the […***…]. If, and to the extent, there is a dispute regarding the […***…] for the […***…] notice and such dispute cannot be resolved within […***…] days from the receipt of such notice, the Parties shall escalate such dispute in accordance with Section 5.1 of this Agreement. If the Parties cannot resolve the dispute after such escalation within the Resolution Period, either Optionee may elect to submit such matter for determination by […***…]. If, and to the extent, that the Optionees have a dispute regarding either (i) the extent to which the data supports a […***…] or (ii) the Opt-In Field to which such Licensed Product […***…], and such dispute cannot be resolved within […***…] from the receipt of such notice, the Parties shall escalate such dispute in accordance with Section 5.1 of this Agreement. As promptly as practicable after the agreement of the Parties or final resolution of any dispute, the license agreement related to such Opt-in Transaction shall be amended to […***…] therein consistent with the final agreement of the Parties or final resolution of any dispute thereof. Notwithstanding the foregoing, the scope of the […***…] shall be subject to any prior Opt-In Transaction or a license of the Company to a Third Party.

(d) […***…] Upon receipt of a […***…] notice from Bayer, the applicable Parties shall negotiate in good faith for an expansion of the […***…] for such Licensed Product and the […***…]. The […***…] for any […***…] shall be […***…]. Neither Optionee shall have any obligation to grant a license upon receipt of a […***…].

(e) Obligations. In the event that an Optionee effects an Opt-In Closing (i) the non-opting-in Optionee, the Company and the Local Operating Entities shall not be responsible for bearing any remaining ongoing Development costs relating to the applicable Licensed Product; (ii) the opting-in Optionee shall be responsible for paying […***…] of all amounts owed by Company and any Local Operating Entities to Third Parties and all reasonable Out-of-Pocket Costs and FTE costs incurred by Company or any Local Operating Entity in meeting its obligations under any existing licenses, in each case, as a result of such Optionee’s (or its Affiliate’s or Sublicensee’s) Development, Manufacture or Commercialization of any opted-in Licensed Product relating to a period of time as from the applicable Opt-in Effective Date; and (iii) the applicable subsections of Section 3.6 of the JV Agreement (Non-Compete) shall apply.

ARTICLE 3 TERM; TERMINATION

3.1 Agreement Term; Expiration. This Agreement is effective as of the Effective Date and shall terminate upon termination of the JV Agreement (the “Term”).

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2 Consequences of Expiration or Termination of the Agreement.

(a) If this Agreement terminates in accordance with Section 3.1, the terms of Section 16.2 of the JV Agreement shall determine the consequences of termination of the Agreement.

(b) The following provisions of this Agreement will survive any termination of this Agreement: Article 1, Article 2.5(k) (and any provisions required to give effect to Article 2.5(k)), Article 2.6(a), Article 2.6(e), Article 3.2, Article 4, Article 5 and Article 6.

ARTICLE 4 CONFIDENTIALITY

Confidentiality. All Information under this Agreement shall be governed by the Confidentiality provisions specified in Article 4 of the Intellectual Property Management Agreement and such Article 4 is hereby incorporated by reference.

ARTICLE 5 DISPUTE RESOLUTION

5.1 Referral to Heads of Businesses. Unless otherwise specified in this Agreement, the Parties hereto hereby agree that to the extent reasonably practicable and would not materially prejudice any such party, controversies or claims arising out of or relating to this Agreement or the interpretation, performance, breach, termination or validity thereof shall first be referred to the head of Bayer AG’s Head of R&D, CRISPR’s Chief Executive Officer and the Company’s Chief Executive Officer for resolution. If these individuals are unable to agree upon a resolution within thirty (30) days after referral of the matter to them (a “Resolution Period”), then any Party hereto may pursue any available remedy hereunder, at law or in equity.

5.2 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, including claims for fraud and/or fraudulent inducement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.3 Jurisdiction. Unless otherwise specified in this Agreement, each Party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Law (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any action among the Parties, (ii) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) to the extent that an action can be commenced in a court, agrees not to commence any such action in any court other than before one of the above-named courts. Notwithstanding the previous sentence, a Party hereto may commence any action in a court other than the above-named courts for the purpose of enforcing an order or judgment issued by one of the above-named courts.Venue. No Party hereto will assert that venue should properly lie in any other location within the selected jurisdiction.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.4 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties hereto agrees that, without posting a bond or other undertaking, the other Party may seek (and obtain) an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified herein. An Action for specific performance as provided herein shall not preclude a Party hereto from pursuing any other remedy to which such Party may be entitled, at law or in equity, in accordance with the terms of this Agreement. Each Party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each Party hereto also agrees that any Party hereto can assert any other defense it may have other than the defense of adequate remedy at law.

ARTICLE 6 ASSIGNMENT

6.1 Assignment. Except as permitted under the JV Agreement (including a Permitted COC Transfer complying with Article 11 of the JV Agreement) or this Agreement, (a) any of the rights, interests and obligations created herein shall not be transferred or assigned to any Third Party and such rights and interests shall not inure to the benefit of any other Person, including any trustee in bankruptcy, receiver or other successor of either of the Parties, whether by operation of Law, sub-license, transfer of the assets, merger, liquidation or otherwise, without the prior written consent of the other Parties, and (b) any purported or actual transfer or assignment of any such rights, interests or obligations without the prior written consent of the other Parties is and shall be null and void ab initio; provided, however, that either of the Parties may, without consent of the other Parties, assign its respective rights and obligations under this Agreement to a successor company of such Party as the result of an internal corporate reorganization to a wholly-owned Affiliate of such Party; provided that the assigning Party shall remain primarily liable hereunder. In addition to the requirements of the prior sentence, if this Agreement is assigned to a Third Party by a Party, as a condition to such assignment, all other Transaction Documents to which such Party is a party shall concurrently be assigned to such Third Party and all Interests of such Party and its Affiliates are to be transferred to such Third Party.

ARTICLE 7 NOTICES AND MISCELLANEOUS

7.1 Form of Valid Notice

(a)	All notices or other communications provided for in this Agreement or that may otherwise be required must be in writing, clearly legible and shall be sent:

(i)	by an internationally recognized courier service with acknowledgment of receipt, properly addressed, and postage pre-paid;

(ii)	by e-mail; or

(iii)	by personal delivery.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	Any notice sent by one of the means described in Section 7.1(a) will be deemed received:

(i)	if sent by an internationally recognized courier service, three (3) Business Days after deposit with such courier service,

(ii)	if sent by e-mail, when there is effective acknowledgment of receipt, or

(iii)	if delivered personally, when delivered.

7.2 Persons and Addresses

Except as may otherwise be provided, all notices or other communications provided for in this Agreement or that a Party may otherwise be required to give to the other Party shall be sent as provided in Section 7.1 to the following persons at the addresses stated herein or at such other address as either Party may specify by notice to the other Party given in accordance with this Article 7:

To Company:	VIVR LLP c/o Taylor Wessing 5 New Street Square London EC4A 3TW Attn: Andrew Davis

With a copy to:	Taylor Wessing 5 New Street Square London EC4A 3TW Attn: Andrew Davis

To CRISPR:

CRISPR Therapeutics AG

Aeschenvorstadt 36

4051 Basel

Switzerland

Attention: Chief Executive Officer and Chief Legal Officer

and

CRISPR Therapeutics Ltd.

85 Tottenham Court Road

London W1T 4TQ

United Kingdom

Attention: Chief Legal Officer

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

With a copy to:	Goodwin Procter LLP 53 State Street Boston, MA 02109 USA Attention: Mitchell S. Bloom and Robert E. Puopolo

To Bayer:	Bayer Aktiengesellschaft Kaiser-Wilhelm-Allee 51368 Leverkusen Germany Attention: Dr. Axel Bouchon and Dr. Jan Heinemann

With a copy to:	Norton Rose Fulbright US LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2623 USA Attention: Marilyn Mooney

7.3 Miscellaneous

(c)	No amendment, modification or addition to any provision of this Agreement shall be valid unless the same shall be in writing and approved by the signature of each Party.

(d)	The terms and conditions of this Agreement shall be interpreted according to the common sense meaning intended by the Parties and in accordance with the principles of good faith and fair dealing.

(e)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f)	Every day commences at 12:00 a.m. and ends at 11:59 p.m. (midnight) New York time. Any reference in this Agreement to a number of days “in” which an action or notice is to be taken or given, shall be interpreted in such way that the term commences the day after the date taken as reference and that the action or notice shall be validly taken or given at the last day. Any reference in this Agreement to a “day” or a number of “days” without explicit qualification of “business” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g)	This Agreement shall constitute the entire agreement and understanding between the Parties and shall supersede and nullify any and all previous agreements, negotiations, commitments, undertakings and declarations heretofore made between the Parties in respect of the subject matter of this Agreement unless expressly provided for herein or in any schedule attached hereto and any other agreement entered in connection herewith.

(h)	Words importing gender include all genders.

(i)	The division of this Agreement into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(j)	Each provision contained in this Agreement is distinct and severable. A declaration of invalidity, illegality or unenforceability of any provision or a part thereof by an arbitrator, a court or a tribunal of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement. To the extent permitted by law, if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(k)	Any mistaken reference to Articles, clauses, Sections, Schedules or paragraphs of this Agreement shall be amended according to common sense and good faith rules. When a reference is made in this Agreement to an Article, clause, Section, Schedule or paragraph, such reference will be to an Article, clause, Section, Schedule or paragraph unless otherwise indicated.

(l)	No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege unless explicitly provided for in this Agreement.

(m)	Subject to the terms of and restrictions in this Agreement, the reference to any Party shall include its successors or permitted transferees that have legally acquired its rights, obligations and/or duties. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, unless otherwise specified therein.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(n)	EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.3(l).

(o)	This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “.pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(p)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. References to sums of money are expressed in lawful currency of the United States (U.S. dollars), unless the Parites otherwise agree in writing to use a different currency.

(q)	The Parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have executed this Option Agreement as of the date first set forth above.

CRISPR		BAYER

CRISPR Therapeutics AG		Bayer HealthCare LLC

Signature:	/s/ Rodger Novak	Signature:	/s/ Alan Stevenson
Print Name:	Rodger Novak	Print Name:	Alan Stevenson
Title:	CEO	Title:	Assistant Secretary

Company:

VIVR LLP:

Signature:	/s/ Axel Bouchon
Print Name:	Axel Bouchon
Title:	General Manager

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Form License Agreement

COMMERCIAL LICENSE AGREEMENT

This Agreement is entered into as of [            ], 20   (the “Effective Date”) by and between, on the one hand, VIVR LLP, a corporation organized and existing under the laws of England and Wales (“Company”), and, on the other hand, [                    ] (“LICENSEE”), a corporation organized and existing under the laws of [                    ].

RECITALS

WHEREAS, the Company has developed a Licensed Product using the CRISPR/Cas Technology; and

WHEREAS, Licensee desires to take a license under the Licensed Technology (as defined below) to Develop, Manufacture and Commercialize the Licensed Product;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1.	“Affiliate” or “Affiliates” means, with respect to any entity, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity; and for the purposes of this definition, “control” (and the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the purposes of this Agreement, no Party or any of its Affiliates shall be considered an Affiliate of the other Party or any of its Affiliates.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.1.	“Agreement” and “this Agreement” means this Commercial License Agreement, as may be amended or supplemented from time to time, including all Schedules attached to this Agreement. The expressions “herein”, “hereof”, “hereto”, “hereunder” and “hereby”, as well as similar expressions, refer to this Agreement as a whole and not to any particular article, Section, schedule or other parts.

1.2.	“Approval Application” means, with respect to a Licensed Product in a particular jurisdiction, an application for approval, license, registration or authorization necessary for the Commercialization of such Licensed Product in such jurisdiction, including, with respect to the United States, an application for approval for such Licensed Product by the FDA, and with respect to the European Union, an application for approval for such Licensed Product by the European Commission.

1.3.	“Breaching Party” means the Party that is believed by the other Party to be in material breach of this Agreement.

1.4.	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in [ ] [1] are authorized or obligated by applicable law or executive order to close.

1.5.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6.	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7.	“cGMP” means the Current Good Manufacturing Practice regulations as defined by the FDA or foreign equivalent Regulatory Authority.

1.8.	“cGCP” means the Good Clinical Practice regulations as defined by the FDA or foreign equivalent Regulatory Authority.

1.9.	“cGLP” means the Good Laboratory Practice regulations as defined by the FDA or foreign equivalent Regulatory Authority.

1.10.	“Claims” means any claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability or breach of warranty.

1.11.	“Clinical Trial” means a study in humans that is designed to generate data in support of an Approval Application.

[1]	Locations TBD at Opt-In

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.12.	“Combination Product” means any product that comprises a Licensed Product and at least one of the following, either packaged together or in the same formulation: a drug delivery device or a clinically active therapeutic, prophylactic or diagnostic ingredient or component that is not a Licensed Product.

1.13.	“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a product, to conduct activities, other than, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval, and to conduct Clinical Trials and post-Marketing Approval studies. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.14.	“Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Person, with respect to any objective, reasonable, diligent and good faith efforts to accomplish such objective. With respect to any objective relating to the Development or Commercialization of a Licensed Product, “Commercially Reasonable Efforts” means that level, caliber and quality of efforts and resources reasonably and normally used (as to Company) by biopharmaceutical companies with adequate financing and resources, or (as to Licensee) by biopharmaceutical companies of similar size to Licensee with adequate financing and resources and as Licensee would normally use to accomplish a similar objective under similar circumstances, as to a potential or actual product that is important to such Person’s overall strategy or objectives, taking into account, without limitation, with respect to each Licensed Product, (a) issues of safety, efficacy, Licensed Product profile, (b) likelihood of receiving Marketing Approval for the applicable Licensed Product, (c) potential to accelerate the development and regulatory timelines for the Licensed Product, (d) regulatory structure involved, (e) Regulatory Authority-approved labeling, (f) market potential of the Licensed Product, (g) potential benefit of the Licensed Product to patients with the relevant indication, (h) competitiveness in the marketplace, (i) proprietary position and (j) other relevant scientific, technical and business factors deemed relevant by the applicable Party. “Commercially Reasonable Efforts” shall be determined on a country-by-country basis and activities that are conducted in one country that have an effect on achieving the relevant objective in another country shall be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries.

1.15.	“Control” means with respect to any Know-How or Patent or other data, information or Materials, possession of the ability by a Party or its Affiliate(s) (whether by sole or joint ownership, license or otherwise) to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How or Patent or other data, information or Materials.

1.16.	“Controlling Party” means the Party having the right under this Agreement to conduct and control (i) the Prosecution and Maintenance, (ii) challenges against validity and unenforceability or patentability of Intellectual Property and/or (iii)

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

any Claim or action for enforcement directed to an actual or alleged infringement or misappropriation of Intellectual Property, in all cases, as and for so long as such Party maintains such right.

1.17.	“Cover,” “Covering” or “Covers” means, as to a Licensed Product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, keeping, selling, offering for sale or importation of such Licensed Product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such Licensed Product would infringe such Patent if such pending claim were to issue in an issued patent without modification.

1.18.	“CRISPR/Cas Technology” means clustered regularly interspaced short palindromic repeats (CRISPR)/CRISPR-associated (Cas) protein system that comprises (a) at least one guide RNA element that is complementary to a Target, wherein said guide RNA element can be a guide RNA or a polynucleotide(s) encoding such guide RNA, and (b) a nuclease element, wherein said nuclease element is a Cas nuclease protein.

1.19.	“Develop” or “Development” means, with respect to a Licensed Product, all clinical and non-clinical research and development activities conducted for such Licensed Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.

1.20.	“EMA” means the European Medicines Agency and any successor entity thereto.

1.21.	“European Commission” means the European Commission or any successor entity that is responsible for granting Marketing Approvals authorizing the sale of pharmaceuticals in the European Union.

1.22.	“European Union” or “EU” means each and every country or territory that is officially part of the European Union.

1.23.	“Exploit” or “Exploitation” means to make, have made, import, export, use, sell, have sold, and/or offer for sale or otherwise dispose of.

1.24.	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.25.	“Field” means [ ][2].

[2]	TBD at time of Opt-In

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.26.	“First Commercial Sale” means, on a country-by-country basis, the first invoiced sale of Licensed Product by a Licensee, its Affiliates or Sublicensees to a non-Sublicensee Third Party in any country after grant of a Marketing Approval in the applicable country or jurisdiction. For the avoidance of doubt, sales or supply of Licensed Product as samples, for test marketing, to patients for compassionate use, named patient use, Clinical Trials or other similar purposes shall not be considered a First Commercial Sale.

1.27.	“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

1.28.	“Generic Products” means, with respect to a Licensed Product in a particular country, a product on the market in such country commercialized by any Third Party that is not a Sublicensee and that did not purchase such product in a chain of distribution that included any of Licensee or its Affiliates or Sublicensees, that (a) is approved by the applicable Regulatory Authority, under any then-existing laws and regulations in the applicable country pertaining to approval of generic or biosimilar biologic products, as a “generic” or “biosimilar” version of such Licensed Product, which approval uses such Licensed Product as a reference product and relies on or references information in the Approval Application for such Licensed Product or (b) is otherwise recognized by the applicable Regulatory Authority as a biosimilar or interchangeable product to such Licensed Product.

1.29.	“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.30.	“IFRS” means International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board as amended from time to time.

1.31.	“IND” means with respect to each Licensed Product in a Field, an Investigational New Drug Application filed with the FDA with respect to such Licensed Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.

1.32.	“Intellectual Property” means (i) patents (including utility, design, plant, utility model, reissues, re-examination, and patents of addition), patent applications (filed, unfiled or being prepared), records of invention, (ii) trademarks (registered or unregistered), trademark applications, trade names, copyrights (registered or unregistered), copyright applications, mask works, service marks (registered or unregistered), service mark applications, database rights (registered or unregistered), all together with the goodwill associated with such marks or names, (iii) trade secrets, technology, inventions, Know-How, processes and confidential

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and proprietary information, including any being developed (including but not limited to designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration, anywhere, and all rights to any of the foregoing.

1.33.	“Know-How” means data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, information, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not patentable; provided that Know-How does not include Patents claiming any of the foregoing.

1.34.	“Knowledge” means with respect to Company, the actual knowledge of [ ][3]after having made reasonable inquiries of Company personnel and advisors that would reasonably be anticipated to have knowledge of facts relating to the relevant subject matter.

1.35.	“Law” or “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.36.	“Licensed Know-How” means any and all Know-How that Company Controls that is necessary or useful to Develop, Manufacture and Commercialize a Licensed Product in the Field in the Territory.

1.37.	“Licensed Patents” means all Patents that Company Controls that are necessary or useful to Develop, Manufacture and Commercialize a Licensed Product in the Field in the Territory.

1.38.	“Licensed Product” means [ ][4].

1.39.	“Licensed Technology” means, the Licensed Know-How and the Licensed Patents.

1.40.	“Major Market Countries” means [ ][5].

1.41.	“Manufacture” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a product.

[3]	TBD at Opt-In
[4]	TBD at Opt-In
[5]	TBD at time of Opt-In

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.42.	“Marketing Approval” means, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Licensed Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Licensed Product by the FDA and with respect to the European Union, approval of an Approval Application for such Licensed Product by the European Commission.

1.43.	“Materials” means all biological materials or chemical compounds provided by Company for use by Licensee pursuant to this Agreement.

1.44.	[6]“Net Sales” means the gross invoiced sales amount of Licensed Products billed by Licensee or its Affiliates or Sublicensees, in each case to independent Third Parties, including to distributors and end-users, for the sale or other commercial disposition of Licensed Products in the Territory, less the following items as applicable to such Licensed Products to the extent actually taken or incurred with respect to such sale (the “Permitted Deductions”) and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP/IFRS as appropriate (except as otherwise provided below):

(a)	credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(b)	separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c)	sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Licensed Products in the Territory that are incurred at time of sale or are directly related to the sale;

(d)	any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, Third Party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, sales commissions paid to Third Parties, retroactive price reductions and billing corrections; and

(e)	deductions for bad debts.

[6]	The specific deductions may need to be changed at the time of licensing based on changes in law, regulations, economic changes or accounting by Licensee.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the case of deductions for bad debts, the adjustment amount will be based on actual bad debts incurred and written off as uncollectible by Licensee in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters.

Notwithstanding the foregoing, the following will not be included in Net Sales: (i) Licensee’s transfer of Licensed Product to an Affiliate (unless such sale is a final sale), (ii) Licensed Product provided by Licensee or its Affiliate for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients and (iii) commercially reasonable quantities of Licensed Product used as samples to promote additional Net Sales.

Notwithstanding the foregoing, in the event a Licensed Product is sold as a Combination Product or together with one or more products for a single invoiced amount (in each case, a “Combination Sale”), the Net Sales amount for the Licensed Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all Permitted Deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale will equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where A is the wholesale acquisition cost charged by Licensee, its Affiliates or Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination Product if sold as a separate product in such country by Licensee, its Affiliates or Sublicensees, as applicable, and B is the aggregate of the wholesale acquisition cost charged by Licensee, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Licensee, its Affiliates or Sublicensees, as applicable.

In the event that Licensee, its Affiliates or Sublicensees sell the Licensed Product included in a Combination Sale as a separate product in a country, but do not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where A is the wholesale acquisition cost charged by Licensee, its Affiliates or its Sublicensees, as applicable, in the country where such Combination Sale occurs, of the Licensed Product contained in the Combination Product if sold as a separate product in such country by Licensee, its Affiliates or its Sublicensees, as applicable, and C is the wholesale acquisition cost charged by Licensee, its Affiliates or its Sublicensees, as applicable, in such country for the entire Combination Sale.

In the event that Licensee, its Affiliates or its Sublicensees do not sell the Licensed Product included in a Combination Sale as a separate product in the country where such Combination Sale occurs, but do separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where C is the wholesale acquisition cost charged by Licensee, its Affiliates or its Sublicensees, as applicable, in the

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

country where such Combination Sale occurs, of the entire Combination Sale, and D is the aggregate of the wholesale acquisition cost charged by Licensee, its Affiliates or Sublicensees, as applicable, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by Licensee, its Affiliates or its Sublicensees, as applicable.

If the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be determined between the parties in good faith negotiations.

1.45.	“Non-Breaching Party” means the Party that believes the other Party is in material breach of this Agreement.

1.46.	“Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IFRS), other than Affiliates or employees of such Party.

1.47.	“Party” or “Parties” means, when used in singular, any signatory to this Agreement and any permitted successor or assign thereto.

1.48.	“Patents” means the rights and interests in and to issued patents and pending patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country, jurisdiction or region (including inventor’s certificates and utility models), including all priority applications, international applications, provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.49.	“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance, disbursement and other reasonable Out-of-Pocket Costs paid to Third Parties, in connection with the Prosecution and Maintenance of Patents.

1.50.	“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental body.

1.51.	“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.52.	“Product Specific Patents” means any Patents within the Licensed Patents that only Cover one or more of the Licensed Products.

1.53.	“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, Prosecution and Maintenance or Prosecute and Maintain will not include any other enforcement actions taken with respect to a Patent.

1.54.	“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of Approval Applications, supplements and amendments, pre- and post- approvals, and labeling approvals) of any Regulatory Authority, necessary for the Development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product in a regulatory jurisdiction, including Marketing Approval.

1.55.	“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals or Price Approvals for pharmaceutical products in such country or countries.

1.56.	“Regulatory Filing” means, collectively: (a) all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation as an “Orphan Licensed Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Regulatory Approval or Price Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval or Price Approval from that Regulatory Authority; (c) all supplements and amendments to any of the foregoing; and (d) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.57.	“Residual Knowledge” means knowledge, techniques, experience and Know-How that are (a) reflected in any Information owned or Controlled by a Party and (b) retained in the unaided memory of any authorized representative of the other Party after having access to such Information. A Person’s memory will be considered to be unaided if the Person has not intentionally memorized the Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any valid patent claim owned or Controlled by a Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.58.	“Royalty Term” shall mean from the Effective Date until, on a country by country basis, the later of (i) until no Valid Claim of any issued patents in the Licensed Patents Covering a Licensed Product exists and (ii) ten years after the First Commercial Sale of Licensed Product.

1.59.	“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, any licensed right under any Patent, Know-How or other Intellectual Property right. When used as a noun, “Sublicense” means any agreement to Sublicense.

1.60.	“Sublicensee” means an Affiliate or Third Party, other than a distributor, to whom a licensee (or an Affiliate) sublicenses any of the rights granted to the Licensee during the Royalty Term of the Agreement.

1.61.	“Target” means [ ]7.

1.62.	“Territory” means all the countries of the world.

1.63.	“Third Party” means any Person other than Company or Licensee or any Affiliate of either Party.

1.64.	“United States” or “U.S.” means the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

1.65.	“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which will not, in the country of issuance, have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which will not, in the country in question, have been cancelled, withdrawn or abandoned. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than seven years, or ten years for filings in Japan, will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent meeting the criteria set forth in clause (a) above with respect to such application issues.

1.66.	The following terms shall have the meanings defined in the section or schedule indicated.

Term	Where defined
Affected Party	Section 9.1
Combination Sale	Section 1.45
Company	First paragraph of this Agreement
Company Indemnified Party	Section 7.1

[7]	TBD at Opt-In

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Term	Where defined
Compelled Party	Section 9.1
Effective Date	First paragraph of this Agreement
Indemnified Party	Section 7.3
Indemnifying Party	Section 7.3
Information	Section 9.1
Liability	Section 7.1
Licensee	First paragraph of this Agreement
Licensee Indemnified Party	Section 7.2
Net Combination Sale Amount	Section 1.45
Patent Challenge	Section 8.2.2
Patent Coordinator	Section 5.2.2
Permitted Deductions	Section 1.45
Product Development and Commercialization Plan	Section 3.3
Requesting Party	Section 9.4
Reviewing Party	Section 9.4
Safety Data Exchange Agreement	Section 3.5.4
Specific Performance Milestone Event	Section 3.2.1
VAT	Section 4.3.4

ARTICLE 2.

LICENSE GRANT

2.1	License Grant.

2.1.1	License. Company hereby grants to Licensee an irrevocable (except as specified in Section 8.3.1(c)), royalty-bearing, worldwide, sublicenseable, license in and to the Licensed Technology, which right shall be exclusive, to make, have made, use, sell, keep, offer for sale and import Licensed Products in the Field in the Territory.

2.1.2	Sublicenses. Subject to the terms of this Agreement, Licensee may grant sublicenses through multiple tiers of sublicense to one or more Sublicensees of any and all rights granted to Licensee by Company hereunder. Each such Sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement and any terms of a Third Party agreement with Company to the extent Licensed Technology is covered by such Third Party agreement. Notwithstanding the grant of any Sublicense, Licensee shall remain primarily liable to Company for the performance of all of Company’s obligations under, and Company’s compliance with all provisions of, this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.1.3	License Conditions; Limitations. All rights and obligation hereunder are subject to and limited by all applicable terms and conditions set forth in any terms of a Third Party agreement with Company to the extent Licensed Technology is covered by such Third Party agreement.

2.2	Technology Transfer.

2.2.1	Know-How. No later than 30 days after the Effective Date, Company shall make available and deliver to Licensee all documented Licensed Know-How in Licensee’s possession that has not previously been provided hereunder. To assist with the transfer of such Licensed Know-How, Company will make its personnel reasonably available to Licensee during normal business hours to transfer such Know-How under this Section 2.2.1.

2.2.2	Transfer of Manufacturing Know-How and Materials. Without limiting Company’s obligations under Section 2.2.1, within 30 days following the Effective Date, and thereafter, promptly following Licensee’s request, Company will, or will cause the applicable Third Party (including any contract manufacturing organization engaged by Company to Manufacture the Licensed Product) to, transfer to Licensee (a) all Licensed Know-How that is necessary or useful to enable the Manufacture of the Licensed Product, and not previously transferred to Licensee under this Agreement, by providing copies or samples of relevant documentation, Materials and other embodiments of such Licensed Know-How, and by making available its, or the applicable Third Party’s, qualified technical personnel on a reasonable basis to consult with Licensee with respect to such Licensed Know-How, (b) any Materials used by Company or its Affiliates or subcontractors in the Manufacture of such Licensed Product; (c) any contracts between Company and a Third Party that relate solely to the Manufacture of the Licensed Product; (d) list of all suppliers and contact information for any suppliers of raw material to Manufacture the Licensed Product.

2.2.3	Transfer of Regulatory Filings and Regulatory Approvals. Company will, and hereby does, assign to Licensee any and all Regulatory Filings, Regulatory Approvals or any other rights or permissions granted by any Regulatory Authority to Licensee related to the Licensed Product that exist on the Effective Date and to the extent

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

they can be transferred. If any Regulatory Filings or Regulatory Approvals cannot be transferred Company will and does hereby grant the right to Licensee to reference any such Regulatory Filings and Regulatory Approvals. Further, Company will take all actions and provide all assistance reasonably requested by Licensee to effect the assignments in this Section 2.2.3. To the extent such Regulatory Filings, Regulatory Approvals or any other rights or permissions granted by any Regulatory Authority cannot be transferred in a reasonable time, Company will maintain them for the benefit of the Licensee.

2.3	No Implied Licenses. All rights in and to Licensed Technology not expressly licensed to Licensee under this Agreement are hereby retained by Company. Except as expressly provided in this Agreement, Company will not be deemed by estoppel or implication to have granted Licensee any licenses or other right with respect to any intellectual property.

ARTICLE 3.

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1	Responsibility. Licensee shall have sole responsibility for Developing, Manufacturing and Commercializing Licensed Products, at its sole cost and expense, including, but not limited to, responsibility for one hundred percent (100%) of all amounts owed by Company to Third Parties as the result of Licensee’s (or its Affiliate’s or Sublicensee’s) Development, Manufacture or Commercialization of the Licensed Product. If any amounts are owed to Third Parties as described hereunder, but such amounts are not solely attributable to the Development, Manufacture or Commercialization of the Licensed Product by Licensee, Licensee shall not be responsible for one hundred percent (100%) of all amounts owed by Company to such Third Parties if Company or other contractors or licensees of Company also utilize the relevant Third Party assets or intellectual property for which the amounts are due. In such event, Licensee’s share of the amounts owed to Third Parties shall be reduced pro rata depending on the number of other users. By way of example, if the Third Party assets are utilized by Licensee and Company Licensee’s share of the costs shall be fifty percent (50%), and if Company utilizes the Third Party assets and appoints another licensee that utilizes the assets, Licensee’s share shall be thirty three and one third percent (33.33%).

3.2	Licensee Diligence.

3.2.1	Development Diligence. Licensee (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Develop and obtain at least one Marketing Approval for the Licensed Product in each [Major

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Market Country].[8] In addition, Licensee will use Commercially Reasonable Efforts to achieve the specific performance milestone events set forth in the table below (“Specific Performance Milestone Events”) within the timeline stated below; provided, however, if regulatory, Development or other significant issues arise that are outside of Licensee’s reasonable control that impede achievement of any such Specific Performance Milestone Event on the stated timeline, the Parties will meet and discuss in good faith and revise the date by which the applicable Specific Performance Milestone Event will be achieved.

Specific Performance Milestone Events	Expected Milestone Date

3.2.2	Commercial Diligence. Licensee (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize, including seeking Price Approval on appropriate terms, the Licensed Product in each Major Market Country where Licensee or its designated Affiliates or Sublicensees receive Marketing Approval for such Licensed Product.

3.2.3	Material Breach. Licensee’s failure to meet its diligence obligations under this Section 3.2 shall be deemed a material breach and subject to termination under Section 8.2.2.

3.3	Product Development and Commercialization Plan. Attached as Schedule 3.3 is an initial Product Development and Commercialization Plan[9] prepared by Licensee. The Product Development and Commercialization plan sets forth in reasonable detail (which detail shall be at least sufficient for Company to evaluate

[8]	TBD at Opt-In.
[9]	TBD at Opt-In.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensee’s compliance with its obligations under this Agreement) Licensee’s plans for (a) the Development of the Licensed Product through Clinical Trials, (b) the Development of each Licensed Product through Marketing Approval and (c) starting upon Marketing Approval for a Licensed Product and continuing thereafter until the expiration of the applicable Royalty Term, Commercialization for the Licensed Product, as appropriate for the stage of the Licensed Product, including a launch plan for each Major Market Country (a “Product Development and Commercialization Plan”). Licensee will update such plan no less than once per Calendar Year so that the Product Development and Commercialization Plan is an accurate reflection of Licensee’s then-current plans with respect to the Development and Commercialization of the Licensed Product and Licensee will provide such updates to Company for its review.

3.4	Applicable Laws. Each Party will, and will require its Affiliates, Sublicensees and subcontractors to, comply with all applicable Law in its and their Development, Manufacture and Commercialization of the Licensed Product, including where appropriate cGMP, cGCP and cGLP (or similar standards).

3.5	Regulatory Matters; Safety Data Exchange Agreement.

3.5.1	Responsibilities. Licensee or its designated Affiliates and Sublicensees will have the sole authority to prepare and file Regulatory Filings, each in its own name, and applications for Regulatory Approval and Price Approval for the Licensed Products, and will have the sole responsibility for communicating with any Regulatory Authority both prior to and following Regulatory Approval and Price Approval, including all communications and decisions with respect to (a) pricing of Licensed Products and (b) the negotiation of Licensed Product pricing with Regulatory Authorities and other Third Parties.

3.5.2	Class Claims. To the extent Licensee intends to make any claims in a Licensed Product label or Regulatory Filing that are class generic to CRISPR/Cas Technology, or any other Licensed Technology included in a Licensed Product, Licensee will provide such claims and Regulatory Filings to Company in advance and will consider in good faith any proposals and comments made by Company.

3.5.3	Ownership. Ownership of all right, title and interest in and to any and all Regulatory Filings, Regulatory Approvals and Price Approvals directed to a Licensed Product in each country of the Territory will be held in the name of Licensee, its Affiliate, designee or Sublicensee.

3.5.4	Pharmacovigilance. The Parties will negotiate and enter into a separate safety data exchange agreement (a “Safety Data

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exchange Agreement”) within three (3) months of the Effective Date. The Safety Data Exchange Agreement will set forth guidelines and procedures for the receipt, investigation, recording, review, communication, reporting and exchange between the Parties of adverse event reports (which, for purposes of information exchange between the Parties, will include adverse events and serious adverse events, and any other information concerning the safety of the Licensed Products and, with respect to information provided by Company, concerning the safety of products containing a gene editing system (including any system employing CRISPR/CAS Technology) or a product made using such gene editing system).

3.6	Commercialization.

3.6.1	General. Licensee will have sole and exclusive control over all matters relating to the Commercialization of Licensed Products subject to compliance with this Agreement and applicable Law.

3.6.2	Branding. Licensee or its designated Affiliates or Sublicensees will select and own all trademarks used in connection with the Commercialization of the Licensed Products. The Company will not use nor seek to register, anywhere in the world, any trademark that is confusingly similar to any trademark used by or on behalf of the Licensee, its Affiliates or Sublicensees in connection with the Licensed Product. Any existing trademark that is owned by the Company and that is specific to the Licensed Product shall be licensed or assigned to Licensee promptly after the Effective Date.

3.7	Manufacturing. Licensee will have the exclusive right to Manufacture and supply the Licensed Product itself or through one or more Affiliates or Third Parties selected by Licensee in its reasonable discretion.

ARTICLE 4.

FINANCIAL PROVISIONS10

4.1	Milestone Payments.

4.1.1	Development Milestones. Licensee will pay Company the milestone payments set forth in this Section 4.1.1 with respect to the Licensed Product, whether such milestone event is achieved by Licensee, its respective Affiliates or any Sublicensees. Each milestone payment set forth below, is

[10]	The specific payments and conditions of payment as specified in this Article may need to be changed at the time of licensing based on changes in law, regulations or accounting by Licensee.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

payable only once per Licensed Product, regardless of the number of times the Licensed Product achieves such milestone event.

Milestone Number	Milestone Event	Milestone Payment

4.1.2	Commercial Milestones. Licensee will pay the Company the milestone payments set forth in this Section 4.1.2, whether such milestone event is achieved by Licensee or its Affiliates or any of their Sublicensees. Each milestone payment set forth below, is payable only once per Licensed Product, regardless of the number of times the Licensed Product achieves such milestone event.

Milestone Number	Milestone Event	Milestone Payment

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.1.3	Notice; Payment; Skipped Milestones. Licensee will provide Company with written notice upon the achievement of each of the milestone events set forth in Section 4.1.1 or 4.1.2, such notice to be provided, (a) with respect to milestones under Section 4.1.1, within 30 days after achievement, and (b) with respect to milestones under Section 4.1.2, on or prior to the date of delivery of the royalty report in accordance with Section 4.2.5 for the Calendar Quarter in which such milestone is first achieved. Following receipt of such notice, Company will promptly invoice Licensee for the applicable milestone. The milestones numbered [ ] as set forth in Section 4.1.1 are intended to be successive; if the Licensed Product is not required to undergo the event associated with any such milestone event, such skipped milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone event. Payment for any such skipped milestone that is owed in accordance with the provisions of the foregoing sentence with respect to a given Licensed Product will be due concurrently with the payment for the next successive milestone event by such Licensed Product, it being agreed that if a Licensed Product is not required to undergo the milestone numbered [ ] the corresponding payment will be made upon the first to occur of the milestones numbered [ ].

4.2	Royalties.

4.2.1	Royalty Rates. Subject to Sections 4.2.3 and 4.2.4, Licensee will pay Company royalties based on the aggregate Net Sales of

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

each Licensed Product sold by Licensee, its Affiliates or Sublicensees in the Field in the Territory during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Licensed Product.

Product	Royalty Rate

4.2.2	Royalty Term. Licensee will pay royalties to Company under this Section 4.2 on a Licensed Product-by-Licensed Product and a country-by-country basis during the Royalty Term. Upon the expiration of the Royalty Term for the Licensed Product in a given country, the licenses granted herein with respect to such Licensed Product will become fully-paid, perpetual and irrevocable.

4.2.3	Reduction for Generic Competition. If one or more Generic Products with respect to the Licensed Product is marketed and sold in a given country by one or more Third Parties during any Calendar Quarter during the Royalty Term and the number of units of such Licensed Product sold during such Calendar Quarter have decreased by 50% or more relative to average quarterly sales (by unit) of such Licensed Product in such country during the four Calendar Quarters immediately prior to the Calendar Quarter during which such Generic Product(s) was first marketed and sold in such country, then the royalty rate for such Licensed Product in such country, on a country-by-country basis, will thereafter be reduced to 50% of the applicable royalty rate set forth in Section 4.2.1 for so long as such reduction in units sold persists.

4.2.4	Third Party Licenses. If Licensee reasonably believes that it must enter an agreement with a Third Party and pay a royalty to avoid Patent infringement, then Licensee may deduct from the royalties payable to Company under this Section 4.2 50% of any royalties paid by Licensee to such Third Party; provided, however, that in no event will the royalties that would otherwise

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be payable to Company, as reduced by Section 4.2.3 be reduced by more than 50% in any given Calendar Quarter as a result of any deduction under this Section 4.2.4; and provided further, that Licensee will be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which Licensee would have been entitled to make a deduction pursuant to this Section 4.2.4 but is unable to take such deduction pursuant to the first proviso in this Section 4.2.4.

4.2.5	Royalty Reports. During the Royalty Term, following the First Commercial Sale of a Licensed Product giving rise to Net Sales, within 45 days after the end of each Calendar Quarter, Licensee will deliver a report to Company specifying on a Licensed Product-by-Licensed Product and country-by-country basis: (a) gross sales in the relevant Calendar Quarter, (b) Net Sales in the relevant Calendar Quarter; (c) a summary of the then-current exchange rate methodology then in use by Licensee, and (d) royalties payable on such Net Sales. Following receipt of such report, Company shall promptly invoice Licensee for all royalty payments due under this Section 4.2 for each Calendar Quarter.

4.3	Payment Method; Currency.

4.3.1	Payments will only be made after receipt of a properly itemized invoice. All invoices shall be paid within 30 days from the date of receipt =. Each invoice for payments shall be sent to: [ ], mentioning such other information required and as may be amended and/or provided by Licensee to Company from time to time.

4.3.2	All payments under this Agreement will be paid in [11][ ], by wire transfer to the following bank account, or to such other bank account specified in writing by Company to Licensee at least 15 Business Days prior to due date of payment:

Account Holder:	[ ]
Account No.:	[ ]
Bank Code:	[ ]
SWIFT (BIC):	[ ]
IBAN:	[ ]

4.3.3	If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than [12][ ], then such amounts will be converted to their

[11]	TBD at time of license
[12]	TBD at time of license

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[13][ ] equivalent using Licensee’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into [14][ ]or, in the case of Sublicensees, such similar methodology, consistently applied.

4.3.4	All payments are exclusive of Value Added Tax (“VAT”). If VAT is legally owed by the Company, VAT applies and will be invoiced additionally by the Company and has to be paid by the Licensee after receipt of a correct invoice, which meets all legal requirements according to the applicable VAT-law.

4.3.5	All payments not made by ten (10) days after the due dates set out in this Agreement shall be subject to late payment interest at the one (1) month [currency] LIBOR rate, currently published on Reuters screen <LIBOR01>, fixed two Business Days prior to the due date and reset to the prevailing one (1) month LIBOR rate at monthly intervals thereafter, plus a premium of one (1) percentage point (or the maximum applicable legal rate of interest if lower). Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the due date (inclusive) until the date of payment (exclusive).

4.4	Withholding Tax. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Licensee to the Company under this Agreement. Any Party required to make a payment under this Agreement shall be entitled to deduct and withhold from the amount payable the tax for which the paying Party is liable under any provision of applicable tax law. No deduction shall be made or a reduced amount shall be deducted if the paying Party is timely furnished by payee with all documents required for the application of a zero or reduced rate according to any applicable bilateral income tax treaty. Any withheld tax shall be treated as having been paid by paying Party to payee for all purposes of this Agreement, provided that each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of such withholding taxes, such recovery to be for the benefit of the Party bearing such withholding tax. Paying Party shall timely forward the tax receipts certifying the payments of withholding tax on behalf of payee. Any assignment of this Agreement by paying Party which causes a higher withholding tax rate than would be applicable without the assignment shall be borne by paying Party. If paying Party fails to deduct withholding tax but is still required by applicable tax law to pay withholding tax on account of payee to the tax authorities, payee shall assist paying Party with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to paying Party, payee will immediately refund the tax amount.

[13]	TBD at time of license
[14]	TBD at time of license

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5	Records. During the Royalty Term and for one year thereafter, Licensee will keep and maintain accurate and complete records regarding Net Sales during the three preceding Calendar Years. Upon reasonable prior written notice from the Company, Licensee will permit an independent certified public accounting firm of internationally recognized standing, selected by the Company and reasonably acceptable to the Licensee, to examine the relevant books and records of Licensee and its Affiliates, as may be reasonably necessary to verify the royalty reports submitted by Licensee in accordance with Section 4.2.5. An examination by the Company under this Section 4.5 will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than 36 months before the date of the request and the audit shall not cover any time period previously audited. The accounting firm will be provided access to such books and records at Licensee’s facility or facilities where such books and records are normally kept and such examination will be conducted during Licensee’s normal business hours. Licensee may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm will provide both the Company and Licensee a written report disclosing whether the reports submitted by Licensee are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Company. If the report or information submitted by Licensee results in an overpayment, Company will promptly pay such overpaid amount to the Licensee. If the report or information submitted by Licensee results in an underpayment, Licensee will promptly pay such amount to the Company, and, if, as a result of such inaccurate report or information, such underpayment amount is more than five percent of the amount that was owed Licensee will reimburse the Company for the reasonable expense incurred by the Company in connection with the audit.

ARTICLE 5.

INTELLECTUAL PROPERTY MATTERS

5.1	Ownership.

5.1.1	Licensed Patents. Subject to the rights and licenses granted herein, the Licensed Patents shall be owned by the Company.

5.2	IP Prosecution and Maintenance.

5.2.1	Company shall have the first right (but not the obligation) to be the Controlling Party for all aspects of the Prosecution and Maintenance with respect to the Licensed Patents. Company will use Commercially Reasonable Efforts to Prosecute and Maintain such Licensed Patents. Company will notify Licensee

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of all material developments and all steps to be taken in connection with the Prosecution and Maintenance of the Licensed Patents and provide Licensee with copies of all material filings or responses to be made to the patent authorities with respect to the Licensed Patents and all other material submissions and correspondence with any patent authorities regarding the Licensed Patents in sufficient time to allow for review and comment by Licensee. Licensee will offer its comments or proposals, if any, promptly, and Company will consider in good faith such comments and proposals. Company shall not abandon any Product Specific Patents without providing prior written notice to Licensee of Company’s intent to abandon a Product Specific Patent. Upon receipt of such notice, Licensee shall have the right to take over Prosecution and Maintenance of the applicable Product Specific Patent. For any Patents which Licensee takes over Prosecution and Maintenance, Company shall assign such Patents to Licensee and Licensee shall not owe any further royalties associated with such Patents.

5.2.2	Patent Coordinators. Each Party will appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to the Prosecution and Maintenance and enforcement of Licensed Patents. The Patent Coordinators will meet in person or by means of telephone or video conference at least once each Calendar Quarter during the Royalty Term of this Agreement. Each Party will provide the other Party written notice of its Patent Coordinator and may replace its Patent Coordinator at any time by providing notice in writing to the other Party.

5.2.3	Patent Costs. As between the Parties, Patent Costs arising after the Effective Date for Licensed Patents will be borne by the Licensee unless such rights are also licensed to a Third Party, then Licensee shall pay a pro rata share with such Third Parties.

5.2.4	Defense of Claims Brought by Third Parties. If a Third Party initiates a proceeding against a Party claiming a Patent owned by or licensed to such Third Party is infringed by the Development, Manufacture or Commercialization of a Licensed Product, each Party that is named as a defendant in such proceeding will have the right to defend itself in such proceeding. The other Party will reasonably assist the defending Party in defending such proceeding and cooperate in any such litigation at the request and expense of the defending Party. The defending Party will provide the other Party with

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prompt written notice of the commencement of any such proceeding and will keep the other Party apprised of the progress of such proceeding and will promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party. If all Parties are named as defendants in any proceeding, all Parties may defend such proceeding and the Parties will reasonably cooperate with respect to such defense.

5.3	Duty to Notify of Infringement. If a Party learns of infringement, unauthorized use, misappropriation or threatened infringement by a Third Party, or any declaratory judgment action or any other action or proceeding alleging invalidity, unenforceability or non-infringement with respect to any Licensed Patents, such Party will promptly notify the other Party in writing and will provide the other Party with available information regarding such infringement.

5.3.1	Except as otherwise specifically provided herein, as between the Parties, Company shall have the sole right (but not the obligation) at its own expense to be the Controlling Party to bring any action for enforcement directed to an actual or alleged infringement or misappropriation of any Licensed Patents.

5.3.2	Licensee shall have the first right (but not the obligation) at its own expense to be the Controlling Party to bring any action for enforcement directed to an actual or alleged infringement or misappropriation of any Product Specific Patents within the Field. If Licensee declines to bring any action under this Section 5.3.2, Company shall have the right (but not the obligation), at its own expense, to be Controlling Party to bring any action for enforcement directed to an actual or alleged infringement or misappropriation of any such Product Specific Patents.

5.3.3	Joinder.

(a)	If a Party initiates a proceeding in accordance with this Section 5.3 the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the proceeding, provided that the Party bringing suit agrees to reimburse the other Party for all reasonable Out-of-Pocket Costs, damages and expenses (excluding reasonable attorneys’ fees unless the Parties are unable to utilize the same legal counsel due to an ethical conflict), that it may incur in connection with such assistance or joinder, including any award of costs against it. Any costs, expenses or damages hereunder to be reimbursed by one Party to the other shall be paid by the owing Party within thirty (30) Business Days of receipt of an invoice therefor, including evidence that such costs, expenses or damages have been incurred. The Parties agree to use Commercially Reasonable Efforts to cause Third Parties to be joined as a party plaintiff where necessary.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	If one Party initiates a proceeding in accordance with this Section 5.3, the other Party may join such proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.

5.3.4	Share of Recoveries. Any damages or other monetary awards recovered with respect to a proceeding brought pursuant to this Section 5.3 will be shared as follows:

(a)	First, an amount shall be remitted to the Parties to reimburse their respective reasonable costs and expenses (including reasonable attorneys’ fees and costs) incurred in enforcing the claim; provided, however, if the amount recovered is insufficient to fully reimburse both Parties, the amount shall be applied pro-rata (based on the amounts paid by the Party in such action or suit) for their respective costs and expenses (including reasonable attorneys’ fees and costs);

(b)	To the extent the damages are a result of the misappropriation or infringement of Licensee’s licensed rights or Intellectual Property licensed under this Agreement, then such remaining damages shall belong to Licensee and, if owed, it shall pay the royalty specified in Section 4.2 to Company; and to the extent the damages are the result of misappropriation or infringement of Company’s Intellectual Property rights and are not the a result of the misappropriation or infringement of Licensee’s rights or Intellectual Property licensed under this Agreement, then such remaining damages shall belong to Company.

5.3.5	Patent Listing. As between the Parties, Licensee will have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Licensed Product pursuant to 21 U.S.C. § 355(b)(1)(G) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

5.3.6	Patent Term Extension. The Parties will cooperate with each other in obtaining patent term restoration in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Licensed Product. Licensee will decide as to which patents from among the Licensed Patents will be extended (including, without limitation, by filing supplementary protection certificates and any other extensions that are now or in the future become available) if any. Company and Licensee will abide by

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensee’s determination and cooperate, as reasonably requested by Company, in connection with the foregoing (including by providing appropriate information and executing appropriate documents).

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Licensee. Licensee hereby represents and warrants to Company, as of the Effective Date, that:

6.1.1	Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.1.2	Licensee (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.1.3	Licensee has the requisite resources and expertise to perform its obligations hereunder;

6.1.4	the execution, delivery and performance of this Agreement by Licensee will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which either entity is a party or by which either entity is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over Licensee;

6.1.5	Licensee has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement; and

6.1.6	Licensee will not employ (and, to Licensee’s knowledge, will not use a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with the Licensed Patents, Licensed Products.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2	Representations and Warranties of Company[15]. Company hereby represents and warrants to Licensee, as of the Effective Date, that, except as otherwise set forth on Schedule 6.2:

6.2.1	Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

6.2.2	Company has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.2.3	This Agreement has been duly executed and delivered on behalf of Company, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

6.2.4	Company has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by Company in connection with the execution and delivery of this Agreement;

6.2.5	The execution, delivery and performance of this Agreement by Company will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

6.2.6	Schedule 6.2.6 sets forth a true, correct and complete list of all Licensed Patents as of the Effective Date and indicates whether such Patent is owned by Company or licensed by Company and if so, identifies the licensor or sublicensor from which the Patent is licensed and whether such Licensed Patent is a Product Specific Patent and Company will update such Schedule 6.2.6 when any new Patents are added to the Licensed Technology;

6.2.7	Except as specified in Schedule 6.2.7, Company is the sole and exclusive owner of the Licensed Patents, all of which are free and clear

[15]	If Licensee is a party other than CRISPR or Bayer, Agreement to contain the following: During the term of this Agreement, until such time, if any the Licensed Product is no longer being clinically Developed, Commercialized or otherwise Exploited by or on behalf of Licensee, Company and its Affiliates shall not with or through a Third Party, Develop, Commercialize or otherwise Exploit any product comprising CRISPR/Cas Technology Targeting the same Target that is Targeted by such Licensed Product in the Field in any part of the Territory.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of any liens, charges and encumbrances, and, as of the Effective Date and except as specified in Schedule 6.2.7, no Third Party has any right, title or interest in the Territory in the Field with respect to the Licensed Technology existing at the Effective Date;

6.2.8	Company has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions of this Agreement and Company has not granted any rights that remain in effect that conflict with the rights and licenses granted herein;

6.2.9	Except as set forth in Schedule 6.2.9, Company has no Knowledge that the making, using or selling of Licensed Products in the Field in the Territory would infringe any valid claims of the Patents of any Third Party in the Territory, nor does it have Knowledge that any Third Party is infringing or misappropriating any of the Licensed Technology;

6.2.10	To the Company’s Knowledge, the Licensed Patents, are, or, upon issuance, will be, (i) valid and enforceable patents, (ii) no Claims are pending and no Third Party has threatened any Claims (and there is no basis therefor) that challenges the validity, enforceability, use, or ownership of such Patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority) or (iii) is infringing any such Patents;

6.2.11	Except as disclosed on Schedule 6.2.11, Company is not a party to any contracts which require the payment of milestones or royalties by Licensee to Third Parties with respect to the use of the Licensed Patents or Development, Manufacturing or Commercialization of Licensed Products. For each contract disclosed on Schedule 6.2.11, Schedule 6.2.11 sets forth the conditions of and the milestone or the royalty rate to be paid by the Licensee as of the Effective Date;

6.2.12	Other than as set forth in Schedule 6.2.11, the use of the Licensed Patents, or the Development, Manufacturing and Commercialization of the Licensed Products as contemplated by the Licensee do not and to the best Knowledge of Company will not violate any license, misappropriate or infringe any Third Party’s Intellectual Property rights or constitute unfair competition or unfair trade practices under applicable Laws. No Claims are pending or, to the Knowledge of Company, has any person threatened any Claims that use of the Licensed Patents, or the Development, Manufacturing and Commercialization of the Licensed Products misappropriates a Third Party’s Intellectual Property rights; and

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2.13	Company has not employed (and, to Company’s Knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with the Licensed Patents, Licensed Products.

6.3	Disclaimer. Except as otherwise expressly set forth in this Agreement, neither Party nor its Affiliates makes any representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability or fitness for a particular purpose. Company and Licensee understand that each Licensed Product is the subject of ongoing Development and that neither Party can assure the safety, usefulness or commercial or technical viability of any Licensed Product.

ARTICLE 7.

INDEMNIFICATION; INSURANCE

7.1	Indemnification by Licensee. Licensee will indemnify, defend and hold harmless Company, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, an “Company Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Company Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of any claims of any nature arising out of (i) the Development, Manufacture, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, Licensee (other than by any Company Indemnified Party), (ii) Licensee’s material breach of any of its representations, warranties or covenants set forth in this Agreement (iii) Licensee’s fraud, (iv) Licensee’s gross negligence or (v) Licensee’s willful misconduct; provided however, Licensee shall not be required to indemnify Company for claims for which Company is required to indemnify Licensee pursuant to Section 7.2.

7.2	Indemnification by Company. Company will jointly and severally indemnify, defend and hold harmless Licensee, its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any and all Liabilities that the Licensee Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of Company’s (i) material breach of any of its representations, warranties or covenants set forth in this Agreement (ii) fraud, (iii) gross negligence or (iv) willful misconduct; provided however, Company shall not be required to indemnify Licensee for claims for which Licensee is required to indemnify Company pursuant to Section 7.1.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.3	Procedure. Each Party will notify the other Party in writing if it becomes aware of a Claim for which indemnification may be sought hereunder. In case any proceeding (including any governmental investigation) will be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 7, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide a copy to the Indemnifying Party of any complaint, summons or other written or verbal notice that the Indemnified Party receives in connection with any such claim. An Indemnified Party’s failure to deliver written notice will relieve the Indemnifying Party of liability to the Indemnified Party under this Article 7 only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim. Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise and any failure to contest prior to assuming control will be deemed to be an admission of the obligation to indemnify. The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent which will not be withheld, delayed or conditioned unreasonably other than settlements only involving the payment of monetary awards for which the Indemnifying Party will be fully-responsible. The Indemnified Party will cooperate with the Indemnifying Party in such Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s sole cost and expense.

7.4	Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request. Notwithstanding the foregoing, Licensee may self-insure to the extent that it self-insures for its other activities.

7.5	Limitation of Consequential Damages. Except for (a) claims of a Third Party that are subject to indemnification under this Article 7, (b) claims arising out of a Party’s willful misconduct, or (c) a Party’s breach of Article 9, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates for any incidental, consequential, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

ARTICLE 8.

TERM; TERMINATION

8.1	Agreement Term; Expiration. Unless earlier terminated pursuant to the other provisions of this Article 8, this Agreement is effective as of the Effective Date and will expire upon the end of the Royalty Term and Licensee shall have a fully paid up, irrevocable, worldwide license under Section 2.1.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2	Termination of the Agreement.

8.2.1	Licensee’s Termination for Convenience. Licensee will be entitled to terminate this Agreement as a whole, for convenience, by providing Company 90 days’ written notice of such termination.

8.2.2	Termination for Material Breach.

(a)	Licensee’s Right to Terminate. If Company is in material breach of this Agreement, then Licensee may deliver notice of such material breach to Company. If the breach is curable, Company will have 90 days from the receipt of such notice to cure such breach, provided, however, if such breach is not reasonably curable within such 90-day period the time shall be extended so long as the Company is pursuing a cure in good faith. If either Company fails to cure such breach within such cure period or the breach is not subject to cure (a “Company Breach Event”), Licensee may terminate this Agreement by providing written notice to Company.

(b)	Company’s Right to Terminate.

(i)	If Licensee is in material breach of this Agreement, then Company may deliver notice of such material breach to Licensee. If the breach is curable, Licensee will have 90 days following receipt of such notice to cure such breach provided, however, if such breach is not reasonably curable within such 90-day period the time shall be extended so long as Licensee is pursuing a cure in good faith. If Licensee fails to cure such breach within the cure period, or the breach is not subject to cure, Company in its sole discretion may terminate this Agreement, in its entirety, by providing written notice to Licensee.

(ii)	If Licensee (A) commences or actively and voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any Patent that is licensed to Licensee under this Agreement or (B) actively and voluntarily assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any Patent that is licensed to Licensee under this Agreement

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(each of (A) and (B), a “Patent Challenge”), then, to the extent permitted by applicable Law, Company shall have the right, in its sole discretion, to give notice to Licensee that Company may terminate the license(s) granted under such Patent to Licensee 90 days following such notice, and, unless (i) Licensee withdraws or causes to be withdrawn all such challenge(s) if it has the power to unilaterally withdraw or cause to be withdrawn such challenge(s) or (ii) in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that Licensee does not have the power to unilaterally withdraw or cause to be withdrawn, Licensee ceases assisting any other party to such Patent Challenge and, to the extent Licensee is a party to such Patent Challenge, it withdraws from such Patent Challenge within such 90-day period, then Company shall have the right to terminate this Agreement by providing written notice thereof to Licensee. The foregoing right to terminate shall not apply with respect to any Patent Challenge where the Patent Challenge is made in defense of an assertion of the relevant Patent that is first brought by Company against Licensee. For the avoidance of doubt, any participation by Licensee or its employees in any claim, challenge or proceeding in response to a subpoena or as required under a pre-existing agreement between Licensee’s employee(s) or consultant(s) and their prior employer(s) shall not constitute active and voluntary participation or assistance and shall not give rise to Company’s right to terminate any license hereunder.

8.2.3	Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party disputes the existence, materiality, or failure to cure of any breach, and provides notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 8.2.2, unless and until it has been determined in accordance with Section [ ]that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within 90 days (or during a longer period of time if such breach is not reasonably curable within such 90-day period, so long as the Non-Breaching Party is pursuing a cure in good faith) following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2.4	Termination for Insolvency. If the Company or Licensee makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within 60 days of the filing thereof (each, an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to the non-terminating Party.

8.3	Consequences of Termination of the Agreement.

8.3.1	In General. If this Agreement is terminated by a Party in accordance with this Article 8 at any time and for any reason, the following terms will apply to any Licensed Product in any country that is the subject of such termination:

(a)	Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement;

(b)	The following provisions of this Agreement will survive any expiration or termination of this Agreement: [ ]; [16]

(c)	the applicable licenses granted by Company to Licensee under this Agreement will terminate and Licensee will cease all Development, Manufacture and Commercialization activities with respect to the applicable Licensed Products except to the extent an unlicensed Third Party can conduct such activities without violating Company’s Intellectual Property rights;

(d)	any permitted Sublicense of Licensee will, at the Sublicensee’s option, survive such termination; provided that the Sublicensee is not in material breach of any of its obligations under such Sublicense. In order to effect this provision, at the request of the Sublicensee, Company will enter into a direct license with the Sublicensee on substantially the same terms as this Agreement (taking into account the scope of the licensee granted under such Sublicense); provided that Company will not be required to undertake obligations in addition to those required by this Agreement, and that Company’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

8.3.2	Termination Except Other Than by Licensee For Cause. Except with respect to any termination by Licensee under Section 8.2.2(a), in addition to the terms set forth in Section 8.3.1 (Consequences of Termination of this Agreement), the following additional terms will also apply:

(a)	Licensee will and hereby does grant to Company a sublicensable, worldwide, non-exclusive license or sublicense, as the case may be, under all Intellectual Property Controlled by Licensee as of the effective date of such termination that Covers the Licensed Product solely as necessary to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Licensed Product;

[16]	To be added prior to finalization at Opt-In

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	Licensee will transfer to Company for use with respect to the Development and Commercialization of the Licensed Product, any Know-How, data, results, regulatory information, and files in the possession of Licensee as of the date of such termination or reversion that relate solely to such Licensed Product;

(c)	Licensee will transfer to Company, Licensee’s possession and ownership of all Regulatory Filings and Regulatory Approvals solely relating to the Development, Manufacture or Commercialization of any terminated Licensed Product that is not subject to a then-effective Sublicense;

(d)	Licensee will negotiate in good faith with Company on a non-exclusive, license under any trademark that is specific to a Licensed Product solely for use with such Licensed Product;

(e)	Upon Company’ written request pursuant to a mutually agreed supply agreement, Licensee will sell to Company any bulk API and finished drug product in Licensee’s possession related to the Licensed Product that is the subject of the termination at the time of such termination, at a price equal to Licensee’s then current cost basis at the time such Material is requested by Company; and

(f)	Licensee will use Commercially Reasonable Efforts to assist Company entering into an agreement with any of Licensee’s existing suppliers or contract manufacturers related to the Licensed Product.

8.3.3	In addition to the remedies specified in Sections 8.3.1 and 8.3.2, if this Agreement is terminated for breach, the non-breaching Party may also pursue any available remedy at law or in equity.

ARTICLE 9.

CONFIDENTIALITY

9.1	Confidentiality. Each Party shall, and shall cause its Affiliates to, keep confidential any oral or written, tangible or intangible, proprietary or confidential information (“Information”) of the other Party or its Affiliates furnished to it by the other Party, its Affiliates or their directors, officers, employees, representatives or agents, or obtained by it in connection with performance under

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

this Agreement. The term “Information” shall be deemed to include those portions of any notes, analyses, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by the receiving Party or its Affiliates or its or their directors, officers, employees, representatives or agents which contain, reflect or are based upon, in whole or in part, any Information of the disclosing Party or its Affiliates. In addition, such Party and its Affiliates shall not use such Information except in connection with the performance of the obligations of such Party or such Affiliate contemplated hereby or the exercise of any rights hereunder or as expressly provided for herein. Neither Party or its Affiliates will disclose the Information of the other Party or its Affiliates to its Affiliates or its or their directors, officers, employees, representatives or agents unless such Person has a reasonable need to know such Information in connection with the performance of the obligations of such Party or such Affiliates contemplated hereby, the exercise of any rights hereunder or as expressly provided for herein. Neither Party or its Affiliates shall release or disclose such Information to any other Person, except those among its auditors, attorneys, financial advisors, bankers and consultants having a need to know such Information in connection with the transactions or the performance of the obligations of such Party or such Affiliate contemplated hereby, the exercise of any rights hereunder, as required to comply with applicable Law or reporting requirements, or as expressly provided for herein, or to actual or potential acquirers, collaborators, licensees, sub-licensees investment bankers, investors or lenders. Each Person receiving any such Information shall be subject to customary confidentiality obligations prior to such Person’s receipt of such Information and such Party shall be primarily liable and responsible for any breach of this Section 9.1 as if such Person was a party hereto. In addition, each Party and its Affiliates are permitted to disclose such Information to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting Patent, copyright and trademark applications, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement or otherwise required by applicable Law. If a Party or any of its Affiliates (the “Compelled Party”) is requested to disclose any Information by any governmental or regulatory authority (including stock exchange rules, GAAP or IFRS), the Compelled Party will promptly notify the other Party (the “Affected Party”), to permit it to seek a protective order or take other action that the Affected Party in its discretion deems appropriate, and the Compelled Party will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Information. If, in the absence of a protective order, the Compelled Party is compelled as a matter of Law to disclose any such Information in any proceeding or pursuant to legal process (as advised by its outside legal counsel), the Compelled Party may disclose to the Person compelling disclosure only the part of such Information as is required by Law to be disclosed (in which case, prior to such disclosure, the Compelled Party will advise and consult with the Affected Party and its counsel as to such disclosure and the nature and wording of such disclosure) and the

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Compelled Party will use its reasonable best efforts to obtain confidential treatment therefor. The confidentiality obligations contained in this Section 9.1 do not apply to Information that can be shown by such Party to have been (i) previously known by the Party or its Affiliates to which it was furnished prior to the date hereof (and not under a confidentiality obligation), (ii) generally available to the public through no fault or breach of such Party or its Affiliates, (iii) later lawfully acquired from other sources (not under a confidentiality obligation) by the Party or its Affiliates to which it was furnished or (iv) independently developed by a Party or its Affiliates or its or their directors, officers, employees, representatives or agents without the use or reference to any Information of the other Party, or its Affiliates. Following a termination of this Agreement, such confidentiality obligations and use restrictions shall be maintained, subject to the exceptions set forth above, and all Information of the other Party and its Affiliates (including all copies thereof) shall be returned (or, at the other Party’s instructions, destroyed, with certification of the same) to the Party that the other Party and its Affiliates shall be permitted to retain such Information (i) to the extent necessary for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, one copy of such Information retained by the other Party’s legal department for its records (provided that for so long as such Information is so retained, such Information shall be subject to the confidentiality obligations and restrictions on use as set forth herein), and (ii) any computer records or files containing such Information that have been created solely by such Party’s or its Affiliates’ automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such Party’s standard archiving and back-up procedures, but not for any other use or purposes. Without limiting the generality of the foregoing, to the extent that a Party provides to Licensee any Information owned by any Third Party, Licensee will handle such Information in accordance with the terms and conditions of this Article 9 or the terms and conditions required by the Third Party, whichever is more stringent.

9.2	Duration of Confidentiality. The provisions of Section 9.1 shall continue to apply with respect to each Party and its Affiliates until the date which is seven (7) years following the termination of this Agreement.

9.3	Press Releases and Other Public Disclosures. Neither Party shall issue any press release or otherwise make any public statement with respect to this Agreement without the prior written consent of the other Party, except in case of public announcements required under the rules of any stock exchange on which the equity interests of a Party or its Affiliates (or any successor entity) are listed or any applicable Law or governmental requirement. Notwithstanding anything to the contrary in this Article 9, a Party (or its Affiliates) may disclose this Agreement (and a summary thereof), in securities filings with the U.S. Securities and Exchange Commission or an equivalent foreign agency to the extent required by applicable Law. In such event, the Party seeking such disclosure shall prepare such summary and a proposed redacted version of this Agreement to request confidential treatment for such agreements, and the other Party may promptly

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(and in any event, no less than three (3) Business Days after receipt of such summary and proposed redactions) provide its comments. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such three (3) Business Day period. The Parties have agreed to issue a joint press release or separate press releases announcing this Agreement and the transactions contemplated hereby, to be issued by the Parties at a mutually agreed date and time, in the form(s) to be agreed by the Parties in their reasonable discretion. Notwithstanding any provision of this Agreement to the contrary, Information will not include Residual Knowledge. Any use made by the receiving Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

9.4	Publications. During the Term, each Party (as the “Requesting Party”) will submit to the other Party (as the “Reviewing Party”) for review and approval any proposed academic, scientific and medical publication or public presentation related to any Licensed Product or any activities conducted under this Agreement, in each case, to the extent it includes Information of the other Party. In each such instance, such review and approval will be conducted for the purposes of preserving the value of the Reviewing Party’s technology, the rights granted under this Agreement and determining whether any portion of the proposed publication or presentation containing the Reviewing Party’s Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to the Reviewing Party no later than 15 Business Days before submission for publication or presentation (or five Business Days in advance in the case of an abstract). The Reviewing Party will provide its comments with respect to such publications and presentations within 10 Business Days of its receipt of such written copy (or five Business Days in the case of an abstract). The review period may be extended for an additional 30 days if the Reviewing Party reasonably requests such extension including for the preparation and filing of patent applications. Notwithstanding anything to the contrary, the Reviewing Party may require, in its reasonable discretion, that the Requesting Party redact the Reviewing Party’s Information from any such proposed publication or presentation. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication. Notwithstanding the foregoing, a Licensee’s obligation to submit any publication to the Company for review and approval under this Section 9.4 will not apply to any publication made by a Licensee with respect to Licensed Products that does not contain Information or disclose any non-public information of the Company; provided, that where reasonably possible, Licensee will provide Company with an advance copy of such publication if such publication is reasonably likely to have a material adverse effect on the value of Company’s technology. For clarity, neither Party is obligated hereunder to submit proposed publications to the other Party for all proposed publications relating to work conducted outside of the scope of this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 10.

DISPUTE RESOLUTION

10.1	Referral to Heads of Businesses. Unless otherwise specified in this Agreement, the Parties hereby agree that to the extent reasonably practicable and would not materially prejudice a Party, controversies or claims arising out of or relating to this Agreement or the interpretation, performance, breach, termination or validity thereof shall first be referred to the [ ] of Licensee and General Manager of Company for resolution. If these individuals are unable to agree upon a resolution within thirty (30) days after referral of the matter to them (a “Resolution Period”), then either Party may pursue any available remedy hereunder, at law or in equity.

10.2	Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, including claims for fraud and/or fraudulent inducement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.3	Jurisdiction. Each Party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Law (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any enforcement of any arbitral award determined under Section 10.3 or for any dispute not subject to Section 10.3, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) to the extent that an action can be commenced in a court and not an arbitration, agrees not to commence any such action in any court other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any action in a court other than the above-named courts for the purpose of enforcing an order or judgment issued by one of the above-named courts.

10.4	Venue. Neither Party will assert that venue should properly lie in any other location within the selected jurisdiction.

10.5	Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting a bond or other undertaking, the other Party may seek (and obtain) an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified herein. An Action for specific performance as provided herein shall not

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

preclude a Party from pursuing any other remedy to which such Party may be entitled, at law or in equity, in accordance with the terms of this Agreement. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each Party also agrees that any Party can assert any other defense it may have other than the defense of adequate remedy at law.

10.6	Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of The State of New York.

ARTICLE 11. NOTICES

11.1	Form of Valid Notice.

11.1.1	All notices or other communications provided for in this Agreement or that may otherwise be required must be in writing, clearly legible and shall be sent:

(i)	by an internationally recognized courier service with acknowledgment of receipt, properly addressed, and postage pre-paid;

(ii)	by e-mail; or

(iii)	by personal delivery.

11.1.2	Any notice sent by one of the means described in Section 11.1.1 will be deemed received:

(i)	if sent by an internationally recognized courier service, three (3) Business Days after deposit with such courier service,

(ii)	if sent by e-mail, when there is effective acknowledgment of receipt, or

(iii)	if delivered personally, when delivered.

11.2	Persons and Addresses. Except as may otherwise be provided, all notices or other communications provided for in this Agreement or that a Party may otherwise be required to give to the other Party shall be sent as provided in Section 11.1 to the following persons at the addresses stated herein or at such other address as either Party may specify by notice to the other Party given in accordance with this Article 11:

To Company:	VIVR LLP c/o Taylor Wessing 5 New Street Square London EC4A 3TW Attn: Andrew Davis

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

With a copy to:	Taylor Wessing 5 New Street Square London EC4A 3TW Attention: Andrew Davis

To Licensee:

With a copy to:

ARTICLE 12.

ASSIGNMENT

12.1	Assignment. Neither this Agreement nor any interest hereunder will be assignable by either Party without the prior written consent of the other Party, except as follows: (a) Licensee, may, subject to the terms of this Agreement, assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of such Party’s business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest; provided that such sale is not primarily for the benefit of its creditors; and (b) either Party may assign its rights and obligations under this Agreement to any of its Affiliates; provided that such Party will remain liable for all of its rights and obligations under this Agreement. An assigning Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 12.1. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.1 will be void.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 13.

MISCELLANEOUS

13.1	Miscellaneous.

13.1.1	No amendment, modification or addition to any provision of this Agreement shall be valid unless the same shall be in writing and approved by the signature of each Party.

13.1.2	The terms and conditions of this Agreement shall be interpreted according to the common sense meaning intended by the Parties and in accordance with the principles of good faith and fair dealing.

13.1.3	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

13.1.4	Every day commences at 12:00 a.m. and ends at 11:59 p.m. (midnight) New York time. Any reference in this Agreement to a number of days “in” which an action or notice is to be taken or given, shall be interpreted in such way that the term commences the day after the date taken as reference and that the action or notice shall be validly taken or given at the last day. Any reference in this Agreement to a “day” or a number of “days” without explicit qualification of “business” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

13.1.5	In the event either Party becomes a debtor under Title 11 of the U.S. Code, this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to “Intellectual Property” as defined therein and the other Party and its Affiliates, and each of their successors and assigns as licensees shall have the rights and elections as specified in Section 365(n) of Title 11 of the U.S. Code. Without limiting the foregoing, upon termination of this Agreement by a trustee or executor of either Party which has rejected this Agreement pursuant to any non-contractual rights afforded to it by applicable bankruptcy law and/or a U.S. or foreign bankruptcy court or other tribunal of competent jurisdiction, all rights and licenses herein granted to the other Party

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

shall nonetheless continue in full force and effect in accordance with the terms of this Agreement. The debtor Party shall take such actions to provide similar protections for the non-debtor Party pursuant to similar laws in other jurisdictions.

13.1.6	This Agreement shall constitute the entire agreement and understanding between the Parties and shall supersede and nullify any and all previous agreements, negotiations, commitments, undertakings and declarations heretofore made between the Parties in respect of the subject matter of this Agreement unless expressly provided for herein or in any schedule attached hereto and any other agreement entered in connection herewith.

13.1.7	Words importing gender include all genders.

13.1.8	The division of this Agreement into articles, sections and clauses, the inclusion of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.1.9	Each provision contained in this Agreement is distinct and severable. A declaration of invalidity, illegality or unenforceability of any provision or a part thereof by an arbitrator, a court or a tribunal of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement. To the extent permitted by law, if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.1.10	Any mistaken reference to Articles, clauses, Sections, Schedules or paragraphs of this Agreement shall be amended according to common sense and good faith rules. When a reference is made in this Agreement to an Article, clause, Section, Schedule or paragraph, such reference will be to an Article, clause, Section, Schedule or paragraph unless otherwise indicated.

13.1.11	No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

rights arising by virtue of any prior or subsequent such occurrence. No single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege unless explicitly provided for in this Agreement.

13.1.12	Subject to the terms of and restrictions in this Agreement, the reference to any Party shall include its successors or permitted transferees that have legally acquired its rights, obligations and/or duties. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, unless otherwise specified therein.

13.1.13	EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.1.13.

13.1.14	This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “.pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

13.1.15	Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. References to sums of money are expressed in lawful currency of the United States (U.S. dollars), unless the Parties otherwise agree in writing to use a different currency.

13.1.16	Both Parties are independent contractors under this Agreement. Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party, except to the extent specifically agreed to in a written agreement signed by the Parties. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

VIVR LLP	[LICENSEE]

By:	By:

Name:	Name:

Title:	Title:

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Baseball Arbitration Procedures

Notice. A Party shall initiate the final, binding, non-appealable “baseball type arbitration” by sending written notice to the other Party.

Selection of Baseball Expert and Submission of Positions. The Parties will select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has the experience reasonably required for the applicable dispute (the “Baseball Expert”), which the parties agree shall include the Relevant Experience to the extent reasonably practicable. If the Parties are unable to mutually agree upon a Baseball Expert within […***…] following the delivery of the request for Baseball Arbitration, then upon request by either Party, the Baseball Expert will be an arbitrator appointed by Judicial and Mediation Services (“JAMS”), which arbitrator shall, to the extent available in the jurisdiction and on the timetable provided for herein, have the above-described experience and be neutral, disinterested and impartial. If an arbitrator having the above-described experience is not available in the jurisdiction and/or on the timetable provided for herein, the appointed arbitrator need not have the above-described experience. “Relevant Experience” means experience with valuing pharmaceutical products and licensing transactions involving pharmaceutical products, which may include experience relevant to the determination of risks and costs associated with the development and commercialization of pharmaceutical products.

Submission. Once the Baseball Expert has been selected, each Party will within […***…] following selection of the Baseball Expert provide the Baseball Expert and the other Party with a written report setting forth its position with respect to the substance of the dispute including, (i) (x) if the dispute regards which Qualifying Offer provides the highest value to the Company, such Party’s Qualifying Offer (if such Party made a Qualifying Offer that it is arguing provides the highest value to the Company) or any Third Party’s Qualifying Offer (if such Party is arguing that such Qualifying Offer provides the highest value to the Company), including the complete agreement with its licensing terms and any related documents (the “Proposal”), or (y) if the dispute regards the compensation payable for a Cross-Field Expansion, such Party’s proposal regarding the compensation payable for such Cross-Field Expansion, and (ii) any supporting documents and arguments. Such supporting documents and arguments shall not exceed 25 pages. Within […***…] of each Party receiving the other Party’s submissions, each Party shall submit rebuttal documents, if any. Such rebuttal documents shall not exceed 10 pages. If so requested by the Baseball Expert, each Party will make oral submissions to the Baseball Expert based on such Party’s written report, and each Party will have the right to be present during any such oral submissions.

JAMS Supervision. In the event the Baseball Expert is a JAMS arbitrator selected by JAMS that does not have the above-described experience, the Baseball Expert may retain a Third Party expert who is neutral, disinterested and impartial, with the necessary experience to assist in rendering such decision, and the expenses of any such expert will be shared by the Parties as costs of the arbitration as provided in this Exhibit B. The Third Party expert shall be subject to the approval of the Parties, which shall not be unreasonably withheld, conditioned or delayed.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Determination by the Baseball Expert. The matter will be conducted as a binding arbitration in accordance with JAMS procedures, as modified by this Exhibit B (including that the arbitrator will adopt as his or her decision the position of one Party or the other, as described below). The Baseball Expert will, no later than […***…] after the last submission of the written reports and, if any, oral submissions, select one of the Party’s positions (which will be a proposal in the case of a highest value dispute) as his or her final decision, and will not have the authority to modify either Party’s positions (which will be a proposal in the case of a highest value dispute) or render any substantive decision other than to so select the positions (which will be a proposal in the case of a highest value dispute) of one of the Parties as set forth in their respective written report (as initially submitted in accordance with this Exhibit B). The decision of the Baseball Expert will be the sole, exclusive, binding and non-appealable remedy between them regarding the dispute submitted to such Baseball Expert.

Confidentiality. The Parties hereto will maintain the substance of any proceedings hereunder in confidence as Information (as defined in the JV Agreement) as required by Article 17 of the JV Agreement and the Baseball Expert, prior to any proceedings hereunder, will sign an agreement whereby the Baseball Expert agrees to keep the substance of any proceedings hereunder in confidence. This shall apply mutatis mutandis to any Third Party expert retained by the Baseball Expert.

Location; Costs. Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings will be conducted in New York, New York. […***…]

Timetable for Completion in […***…]. The Parties will use, and will direct the Baseball Expert to use, commercially reasonable efforts to resolve a dispute within […***…] after the selection of the Baseball Expert, or if resolution within […***…] is not reasonably achievable, as determined by the Baseball Expert, then as soon thereafter as is reasonably practicable.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

Antitrust Covenants

1. HSR Compliance. If either the Company or a party to the Opt-In Transaction (the “Opt-In Counterparty,” which term shall include a Third Party, if applicable) determines that an Antitrust Filing is required for the Opt-In Counterparty to receive the licenses granted pursuant thereto with respect to the applicable Licensed Product, each of the Company and Opt-In Counterparty (and, if required by applicable Antitrust Laws, either or both Parties) (each a “Filing Party” and together, the “Filing Parties”) will, within […***…] after the Winning Offer is determined (or such later time as may be agreed to in writing by the Company and the Opt-In Counterparty), make any Antitrust Filings required with respect to such Opt-In Transaction. The Filing Parties will cooperate with one another to the extent necessary in the preparation of any such Antitrust Filing, including filing for early termination of the applicable waiting period if applicable and reasonably practicable to do so. Each Filing Party will be responsible for its own costs and expenses (other than filing fees, which the Opt-In Counterparty will pay) associated with any Antitrust Filing.

2. Antitrust Clearance. In furtherance of obtaining clearance for any Antitrust Filing filed pursuant to Section 1 above, the Filing Parties will use their respective Commercially Reasonable Efforts to resolve as promptly as practicable any objections that may be asserted with respect to the applicable Opt-In Transaction under any Antitrust Law, and keep each other and the other parties hereto reasonably informed of any communications received from or with any Antitrust Authorities. In connection with obtaining any such Antitrust Approval from the applicable Antitrust Authorities, no Filing Party, including any of its respective Affiliates, will be required to: […***…].

3. “Definitions”

“Antitrust Approval” means any consent, approval or other authorization required under the applicable Antitrust Laws from the applicable Antitrust Authorities,

“Antitrust Authority” means any applicable Governmental Authority with respect to such Antitrust Laws.

“Antitrust Condition” means that the waiting period (and any extension thereof) applicable to the consummation of the applicable Opt-In Transaction under any and all applicable Antitrust Laws shall have expired or been terminated, and, if applicable, the Company’s receipt of any applicable Antitrust Approvals for the consummation of such Opt-In Transaction under such Antitrust Laws.

“Antitrust Filing” means a filing or filings by the Filing Parties with the applicable Antitrust Authorities as required by the applicable Antitrust Laws with respect to the applicable Opt-In Transaction, together with all required documentary attachments thereto.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Antitrust Law” means any Law governing competition, monopolies or restrictive trade practices, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.